Exhibit 10.1

STANDARD INDUSTRIAL LEASE

(Single Tenant)

1.	BASIC LEASE PROVISIONS

1.1 Date For Reference Purposes:	August 26, 2020

1.2 Landlord:	The Realty Associates Fund XI Portfolio, L.P., a Delaware limited partnership

1.3 Tenant:	Intuity Medical, Inc., a Delaware corporation

1.4 Premises Address:	3500-3550 West Warren Avenue, Fremont, California

1.5 Approximate Leasable Area Of Building: (in square feet)	61,824

1.6 Use:	General office, research and development, testing, manufacturing, warehousing and distribution, and other lawful related purposes, including such activities in connection with medical devices.

1.7 Term:	January 1, 2021 through May 31, 2028

1.8 Commencement Date:	January 1, 2021

1.9 Monthly Base Rent:

Period	Base Rent Due Each Month
January 1, 2021-December 31, 2021:	$114,374.40

[Months 1-5 subject to abatement as set forth in Addendum]

January 1, 2022-December 31, 2022	$117,805.63

January 1, 2023-December 31, 2023	$121,339.80

January 1, 2024-December 31, 2024	$124,979.99

January 1, 2025-December 31, 2025	$128,729.39

January 1, 2026-December 31, 2026	$132,591.28

January 1, 2027-December 31, 2027	$136,569.01

January 1, 2028-May 31, 2028:	$140,666.09

1.10 Base Rent Paid On Or Before May 31, 2021:

Base Rent:	$114,374.40

Applied To: (Insert Month(S))	June 2021

1.11 Security Deposit:	See Addendum

1.12 Real Estate Broker:

Landlord:	Newmark Knight Frank

Tenant:	Kidder Mathews (Craig Leiker)

1.13 Exhibits Attached To Lease:	Exhibit A – “Premises;” Exhibit B – Intentionally omitted Exhibit C – “Form of HazMat Certificate”; Exhibit D – “Forms of Consent to Assignment and Consent to Sublease; Exhibit E – “Addendum to Lease”

1.14 Addresses For Notices:

Landlord:

The Realty Associates Fund XI Portfolio, L.P.
c/o TA Realty
1301 Dove Street, Suite 860
Newport Beach, CA 92660
Attention: Asset Manager/Fremont Research Center I & II

and

The Realty Associates Fund XI Portfolio, L.P.
c/o TA Realty
28 State Street, Tenth Floor
Boston, MA 02109
Attention: Asset Manager/Fremont Research Center I & II

With A Copy To:	Newmark Grubb Knight Frank 2890 Zanker Road, Suite 100 San Jose, CA 95134 Attention: Property Manager/Fremont Research Center I & II

Tenant:	Intuity Medical, Inc. 3500 West Warren Avenue, Fremont, California 94538 Attention: Chief Operating Officer

2. PREMISES.

2.1 ACCEPTANCE. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the term of this Lease, subject to the terms, covenants and conditions of this Lease. The Premises is depicted on Exhibit “A” attached hereto and contains one or more buildings (collectively, the “Building”) and the other areas depicted on Exhibit “A” as being part of the Premises. Subject to Landlord’s completion of the Landlord Work (as defined in the Addendum), Tenant accepts the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants, conditions, restrictions and easements, and except as may be otherwise expressly provided herein, Landlord shall not be obligated to make any repairs or alterations to the Premises. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes.

3. TERM AND COMMENCEMENT DATE. The term and Commencement Date of this Lease are as specified in Sections 1.7 and 1.8. References in this Lease to the “Term” or the “term of this Lease” or like phrases shall mean the initial term of this Lease as it may be extended by Landlord and Tenant or by Tenant’s exercise of the Extension Option (as defined in the Addendum to this Lease). The Premises is currently leased by Landlord to Bruker Corporation pursuant to an existing lease, as amended (the “Bruker Lease”). Tenant has previously entered into a Sublease Agreement with Bruker Corporation (the “Sublease”), Tenant currently subleases the entire Premises from Bruker Corporation and Tenant is currently in possession of the entire Premises pursuant to the Sublease. The term of the Bruker Lease and the term of the Sublease end on December 31, 2020. Subject to Landlord’s completion of the Landlord Work, Tenant shall be deemed to have accepted possession of the Premises in its “as is” condition on the Commencement Date.

4. USE.

4.1 PERMITTED USE. The Premises shall be used only for the purpose described in Section 1.6 and for no other purpose. In no event shall any portion of the Premises be used for retail sales. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises, without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Tenant shall not without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, (a) permit any animals or pets to be brought to or kept in the Premises, (b) install any antenna, dish or other device on the roof of the Building or outside of the Premises, without first obtaining all required permits, (c) make any penetrations into the roof of the Building, without first obtaining all required permits; provided, however, Landlord shall have the right to designate any contractor that will make penetrations of or otherwise modify the roof of the Building, (d) place loads upon floors, walls or ceilings in excess of the load such items were designed to carry, without first obtaining all required permits, (e) place or store, nor permit any other person or entity to place or store, any property, equipment, materials, supplies or other items outside of the Building, except in connection with the conduct of Tenant’s business, or (f) change the exterior of the Premises or the Building, except as permitted by this Lease. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant use all or any part of the Premises for the use, production, processing, sale or distribution of marijuana or any derivative of marijuana including, but not limited to, cannabidiol. Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises is suitable for its intended use and that its use is permitted by applicable laws and regulations, and that neither Landlord nor Landlord’s agents have made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business.

4.2 COMPLIANCE WITH LAWS. Tenant shall, at Tenant’s sole expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, and requirements of any government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the term hereof, relating in any manner to the Premises or the occupation and use by Tenant of the Premises (“Legal Requirements”). Tenant shall, at Tenant’s sole expense, comply with all accessibility requirements of State and Federal law that apply to the Premises, and all federal, state and local laws and regulations governing occupational safety and health. Tenant acknowledges that it will be responsible for complying with current and future laws and regulations, even though such compliance requires Tenant to make substantial repairs or modifications to the Premises, and even though the application of the law or regulation is unrelated to Tenant’s specific use of the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance, create a dangerous situation, or would disturb, unreasonably interfere with or endanger Landlord or users of adjoining property (it being understood that lawfully permitted activities do not violate this clause). Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure. Notwithstanding the foregoing provisions of this Section 4.2, in no event shall Tenant be required to make changes required by Legal Requirements to the structural components of the Premises (“Landlord Changes”), unless such changes are required due to Tenant’s negligence or misuse of the Premises, Tenant’s alteration of the Premises or Tenant’s particular use of the

Premises. If the Landlord Changes are required due to Tenant’s negligence or misuse of the Premises, Tenant’s alteration of the Premises or Tenant’s particular use of the Premises, Landlord shall make such Landlord Changes and Tenant shall reimburse Landlord for the reasonable cost thereof (provided, however, that if the cost of such Landlord Changes is covered by Landlord’s insurance, Tenant shall only be required to reimburse Landlord for the portion of the cost not paid by insurance proceeds). With respect to all other Landlord Changes, Landlord shall pay for the Landlord Changes and the cost thereof shall not be included in Operating Expenses. To Landlord’s actual knowledge, the Premises has not undergone an inspection by a certified access specialist. In addition, to Landlord’s actual knowledge, a disability access inspection certificate for the Premises has not been issued. Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” Landlord’s actual knowledge shall mean and be limited to the actual knowledge of the person who is the Building owner’s asset manager (not the Building’s property manager) on the date set forth in Section 1.1, without any duty of inquiry or investigation, and such asset manager shall have no personal liability if such representation or warranty is untrue.

5. RENT.

5.1 BASE RENT. Tenant shall pay Base Rent in the amount set forth on the first page of this Lease. On or before May 31, 2021, Tenant shall pay to Landlord the Base Rent set forth in Section 1.10. Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent and Operating Expenses on or before the first day of each calendar month succeeding the Commencement Date, except as expressly provided in this Lease. Payments of Base Rent and Operating Expenses for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant shall have no right at any time to abate, reduce, or set off any rent due hereunder except where expressly provided in this Lease.

5.2 OPERATING EXPENSES. Tenant shall pay all expenses and disbursements of every kind which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Premises, including, but not limited to, the following (collectively, “Operating Expenses”):

(a) wages and salaries (including management fees) of all employees, agents, consultants and other individuals or entities engaged in the operation, repair, replacement, or maintenance of the Premises, including taxes, insurance and benefits relating thereto, subject to the limitations set forth below;

(b) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant or other agreement applicable to the Premises relating to the sharing of costs among property owners;

(c) the cost of all business licenses, permits or similar fees relating to the operation, ownership, repair or maintenance of the Premises Landlord is obligated to obtain;

(d) the cost of all Real Property Taxes;

(e) the cost of all insurance purchased by Landlord in accordance with the provisions of this Lease; provided, however, that Tenant shall not be obligated to reimburse Landlord for its insurance deductibles in any one year to the extent the insurance deductibles collectively exceed $50,000.00;

(f) reserved;

(g) cost of all utilities paid by Landlord, if any;

(h) subject to the limitations contained in Section 10, cost of repairs, replacements and general maintenance of the Premises that Landlord is obligated to perform under the Lease; and

(i) cost of service or maintenance contracts as provided in Section 10.6.

Nothing set forth above shall be interpreted to obligate Landlord to perform any repair or to provide any maintenance to the Premises, and Landlord shall have the right to require Tenant to perform repairs and maintenance to the Premises in accordance with the terms and conditions of this Lease.

Notwithstanding anything to the contrary in this Lease, “Operating Expenses” shall not include: (i) except as set forth above, depreciation, amortization, interest and principal payments, or other fees and expenses on any mortgage, or costs or financing or refinancing the Premises; (ii) amounts paid as ground rent for the Premises; (iii) costs for which Landlord is reimbursed by insurance, warranty or by any other third party; (iv) costs associated with the operation of the business of the entity which constitutes Landlord, as distinguished from the costs of operation of the Premises (e.g., costs of accounting and legal matters, and costs of selling, mortgaging or financing any of Landlord’s interest in the Premises); (v) the wages and benefits of any employee who does not devote substantially all of his or her employed time in the Premises unless such wages and benefits are prorated to reflect time spent on operating and managing the Premises (provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of project manager); (vi) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors; (vii) costs incurred to comply with laws relating to the removal or remediation of Hazardous Materials in, on, under or about the Building or the Premises, to the extent not brought into the Building or the Premises by Tenant or its agents, employees or contractors; (viii) costs to remedy any violation of any covenant, condition or restriction or any law or regulation which exists on the Commencement Date and which is caused by Landlord; (ix) capital costs occasioned by casualties or condemnation; (x) property management fees in excess of three percent (3%) of annual Base Rent and Operating Expenses; and (xi) costs otherwise excluded from Operating Expenses in this Lease, including without limitation under Sections 10.1, 4.2 and 10.8 hereof.

5.3 PAYMENT. On or before December 1 of each year, Landlord shall deliver to Tenant a yearly Operating Expense estimate for the following calendar year. Thereafter, Tenant shall pay, with its next installment of Base Rent, an amount equal to 1/12 of such annual estimate of Operating Expenses. Landlord shall have the right to revise such estimate during the course of the calendar year as necessary, in which event Tenant’s monthly payment amount for such calendar year shall be proportionately revised. Landlord shall deliver to Tenant within one hundred eighty (180) days after the expiration of each calendar year a reasonably detailed statement (the “Statement”) showing the actual Operating Expenses incurred during such year, and shall provide reasonable supporting documentation for the Operating Expenses set forth in the Statement within thirty (30) days following Tenant’s request. Landlord’s failure to deliver the Statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. If Tenant’s payments under this section during said calendar year exceed the Operating Expenses as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against the Operating Expenses next falling due. If Tenant’s payments under this section during said calendar year were less than the Operating Expenses indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last calendar year for which Tenant is responsible for Operating Expenses, notwithstanding that the Lease term may have terminated before the end of such calendar year. This provision shall survive the expiration or earlier termination of the Lease, provided, that Tenant shall not be responsible for any Operating Expense that is first billed to Tenant more than one (1) year after the earlier of the expiration of the applicable calendar year or the expiration date of the Lease.

5.4 AUDITS. If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant’s sole expense, not later than sixty (60) days following receipt of such Statement, to cause Landlord’s books and records with respect to the calendar year which is the subject of the Statement to be audited by a certified public accountant mutually acceptable to Landlord and Tenant. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant’s right to undertake an audit shall expire sixty (60) days after Tenant’s receipt of the Statement, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such sixty (60) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit the Operating Expenses which are the subject of the Statement. If Tenant gives Landlord notice of its intention to audit a Statement, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Tenant agrees that the results of any audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity. If the accountant determines that the total Operating Expenses shown on a Statement were overstated by more than five percent (5%), then the reasonable cost of the accountant and the cost of such determination shall be paid for by Landlord.

6. RESERVED.

7. UTILITIES.

7.1 PAYMENT. Tenant shall pay for all water, gas, electricity, telephone, sewer, refuse and trash collection, and other utilities and services used at the Premises (collectively “Services”), together with any taxes, penalties, surcharges or the like pertaining thereto. Tenant shall contract directly with the applicable public utility for such services.

7.2 INTERRUPTIONS. Tenant shall be solely responsible for obtaining all Services, and, except as set forth below, Landlord shall have no liability to Tenant if Tenant is unable to obtain Services for any reason including, but not limited to, repairs, replacements or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Premises, by any accident, casualty or event arising from any cause whatsoever, including the act, negligence or default of Tenant or any other person or entity, or by any other cause, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, except to the extent covered by Tenant’s insurance and waiver of subrogation, Landlord shall be liable to Tenant for damages to the extent caused by the negligence or willful misconduct of Landlord and its agents, employees and contractors, or Landlord’s breach of this Lease, provided, that Landlord shall not be liable under any circumstances for interference with, Tenant’s business, including, without limitation, loss of profits or other consequential damages, however occurring, through or in connection with or incidental to Tenant’s inability to obtain Services. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.

7.3 RESERVED.

7.4 ENERGY USE. Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within ten (10) days after Landlord’s written request. In addition, Tenant hereby authorizes Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s), and Tenant hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Landlord without Tenant’s consent. From time to time within thirty (30) days after Landlord’s request, Tenant shall execute and deliver to Landlord a standard agreement of the Energy Provider authorizing the Energy Provider(s) to provide to Landlord Energy Bills and other information relating to Tenant’s energy usage at the Premises.

8. REAL AND PERSONAL PROPERTY TAXES.

8.1 PAYMENT OF TAXES. Tenant shall pay to Landlord during the term of this Lease, in addition to Base Rent, all “Real Property Taxes” (as defined below) as part of Operating Expenses, in accordance with Section 5.3.

8.2 DEFINITION OF REAL PROPERTY TAX. As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, improvement bond or bonds imposed on the Premises or any portion thereof by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Premises or in any portion thereof. Real Property Taxes shall not include income, inheritance and gift taxes, documentary transfer taxes, or any penalties or interest thereon due to Landlord’s late or non-payment of any taxes.

8.3 PERSONAL PROPERTY TAXES. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property with reasonable supporting documentation.

9. INSURANCE.

9.1 INSURANCE-TENANT.

(a) Tenant shall obtain and keep in force during the term of this Lease a commercial general liability policy of insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion, which, by way of example and not limitation, protects Tenant and Landlord (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing coverage in an amount not less than $2,000,000 per occurrence and not less than $3,000,000 in the aggregate with an “Additional Insured-Managers and Landlords of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease.

(b) Tenant shall obtain and keep in force during the term of this property insurance which shall provide protection against any peril included within the classification “fire and extended coverage.” Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft and sprinkler leakage. Tenant’s policy shall include endorsements to insure Tenant against losses to valuable papers, records and computer equipment and to compensate Tenant for the cost of recovering lost data. To the extent that Tenant’s policy covers tenant improvements to the Premises, Landlord shall be a loss payee on such policy.

(c) Reserved.

(d) Tenant shall, at all times during the term hereof, maintain the following insurance with coverages reasonably acceptable to Landlord: (i) workers’ compensation insurance as required by applicable law, (ii) employers liability insurance with limits of at least $1,000,000 per occurrence, (iii) automobile liability insurance for owned, non-owned and hired vehicles with limits of at least $1,000,000 per occurrence and (iv) business interruption and extra expense insurance. In addition to the insurance required in (i), (ii), (iii) and (iv) above, Landlord shall have the right to require Tenant to increase the limits of its insurance and/or obtain such additional insurance as is customarily required by landlords owning similar real property in the geographical area of the Premises.

9.2 INSURANCE-LANDLORD.

(a) Landlord shall obtain and keep in force a policy of general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Premises; provided, however, that such coverage shall be in an amount of not less than $2,000,000 per occurrence and not less than $3,000,000 in the aggregate, and shall be on an occurrence basis.

(b) Landlord shall also obtain and keep in force during the term of this Lease a policy or policies of property insurance covering loss or damage to the Premises in the amount of the replacement cost thereof (excluding foundations and similar items), as determined by Landlord from time to time. The terms and conditions of said policies, their deductibles and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s sole discretion; provided that such policy shall, at a minimum, provide protection against any peril included within the classification “fire and extended coverage”. By way of example, and not limitation, Landlord may purchase flood and/or earthquake insurance. In addition, at Landlord’s option, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Real Property Taxes. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. The policies purchased by Landlord shall contain such deductibles as Landlord may determine. Tenant shall pay at Tenant’s sole expense any increase in the property insurance premiums for the Premises over what was payable immediately prior to the increase to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.

9.3 INSURANCE POLICIES. Tenant shall deliver to Landlord certificates of the insurance policies required under Section 9.1 on or prior to the Commencement Date using an ACORD 27 form or a similar form approved by Landlord. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least five (5) days prior to the expiration of such policies, furnish Landlordwith renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Premises is located, and said companies shall maintain during the policy term a “General Policyholder’s Rating” of at least A and a financial rating of at least “Class X” (or such other rating as may be required by any lender having a lien on the Premises) as set forth in the most recent edition of “Best Insurance Reports.” All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord, Landlord’s property manager and lender(s) and their respective officers, shareholders, directors, partners, members, managers, employees, successors and assigns, shall be included as additional insureds under Tenant’s commercial general liability policy and under Tenant’s excess or umbrella policy, if any, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage. Tenant’s insurance policies shall not include deductibles in excess of $10,000.00.

9.4 WAIVER OF SUBROGATION. Landlord waives any and all rights of recovery against Tenant and Tenant’s employees and agents for or arising out of damage to, or destruction of, the Premises to the extent that Landlord’s insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Landlord maintained the insurance required to be carried under this Lease). Tenant waives any and all rights of recovery against Landlord and Landlord’s employees and agents for or arising out of damage to, or destruction of, the Premises to the extent that Tenant’s insurance policies then in force insure against such damage or destruction (or to the extent of what would have been covered had Tenant maintained the insurance required to be carried under this Lease). Each of Landlord and Tenant shall cause the insurance policies it obtains in accordance with Section 9 relating to property damage to provide that the insurance company waives all right of recovery by subrogation in connection with any liability or damage covered by such insurance policies.

9.5 COVERAGE. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

10. LANDLORD’S REPAIRS.

10.1 OBLIGATIONS OF LANDLORD. Landlord shall maintain, repair and replace, at Landlord’s expense (and without inclusion in Operating Expenses), only the structural elements of the roof of the Building (excluding the roof membrane), the structural soundness of the foundation of the Building and the structural elements of the exterior walls of the Building (collectively, the “Structural Elements”). Tenant shall reimburse Landlord for the cost of any maintenance, repair or replacement of the foregoing necessitated by Tenant’s misuse, negligence and alterations to the Premises or any breach of its obligations under this Lease (provided, however, that in the event the maintenance, repair or replacement is covered by Landlord’s insurance, Tenant shall only be obligated to reimburse Landlord for the portion of the cost not paid by insurance proceeds). By way of example, and not limitation, the term “exterior walls” as used in this section shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this section of which Tenant has actual knowledge, after which Landlord shall have a reasonable time in which to complete the repair. In addition, Landlord shall maintain, repair and replace, as part of Operating Expenses, the Base Building Systems. Nothing contained in this section shall be construed to obligate Landlord to seal or otherwise maintain the surface of any foundation, floor or slab. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair.

10.2 BASE BUILDING SYSTEMS. The “Base Building Systems” shall mean the existing roof membrane of the Building (the “Roof Membrane”), the existing base building HVAC units servicing the Premises (the “Base Building HVAC Units”) and the existing base building fire sprinkler, fire detection and fire alarm systems in the Premises (the “Base Building Sprinkler System”). Landlord shall maintain, repair and, if necessary, replace the Base Building Systems, and the cost of the maintenance, repair and replacement of Base Building Systems shall be included in Operating Expenses. In addition, notwithstanding anything to the contrary contained in this Lease including, but not limited to, Section 10.4 and 10.5 below, Tenant shall reimburse Landlord within ten (10) days of written request for the entire cost of any repairs to or replacements of Base Building Systems necessitated by Tenant’s, alterations, negligence or misuse. Base Building Systems shall not include any HVAC equipment used by Tenant in connection with its clean rooms, lab areas and/or server rooms or alarm or sprinkler systems installed by Tenant (collectively, “Tenant Equipment”), and Tenant shall maintain, repair and replace Tenant Equipment at Tenant’s sole cost and expense, and Landlord shall have no obligation to maintain, repair and replace any Tenant Equipment.

10.3 PARKING LOTS, SIDEWALKS AND LANDSCAPING. Landlord shall maintain, repair and, if necessary, replace the Premises’ parking lots, parking lot lighting, sidewalks and landscaping, and the paint on the exterior walls of the Building, and the cost of such maintenance, repair and replacement shall be included in Operating Expenses. Notwithstanding anything to the contrary contained in this Lease including, but not limited to, Section 10.4 below, Tenant shall reimburse Landlord within ten (10) days of written request for the entire cost of any repairs to or replacements of the forgoing items if such repair or replacement is necessitated by Tenant’s, alterations, negligence or misuse (provided, however, that in the event the maintenance, repair or replacement is covered by Landlord’s insurance, Tenant shall only be obligated to reimburse Landlord for the portion of the cost not paid by insurance proceeds).

10.4 AMORTIZATION OF CERTAIN IMPROVEMENTS. If Landlord replaces an entire Base Building System (i.e., the entire Roof Membrane, an entire Base Building HVAC Unit or the entire Base Building Sprinkler System) or if Landlord re-slurrys the entire Premises parking area (“Resurfacing”) or paints the entire exterior of the Building (“Repainting”), Tenant shall only be obligated to reimburse Landlord on a monthly basis from and after the date the applicable item is replaced or the applicable work is completed for the Amortization Payment (as defined below) for such Base Building System, Resurfacing or Repainting, however, if in any calendar year the cost of replacing a Base Building System, Resurfacing or Repainting is less than $25,000, Tenant shall reimburse Landlord for all of such cost in the year incurred and such cost shall not be amortized (e.g., if the cost of Resurfacing in one calendar year is $15,000, Tenant would be obligated to pay the entire $15,000 in as an Operating Expense in the year incurred and such cost would not be amortized). Landlord and Tenant acknowledge and agree that the useful life of a new Roof Membrane or a new Base Building Sprinkler System shall be fifteen (15) years, the useful life of a new Base Building HVAC Unit shall be twelve (12) years and the useful life of Resurfacing or Repainting shall be three (3) years. If a Base Building System is replaced or if Resurfacing or Repainting occurs, the monthly “Amortized Payment” of the applicable Base Building System, Resurfacing or Repainting shall be determined by dividing the total cost of the new Base Building System, Resurfacing or Repainting, as applicable, by the number of months in its useful life plus a six percent (6%) interest factor. Landlord shall have no obligation to amortize maintenance and repair costs relating to the Base Building Systems, Resurfacing or Repainting, and all repair and maintenance costs shall be payable by Tenant to Landlord as Operating Expenses in the year incurred.

10.5 REPAIR OF HVAC UNITS. The first $10,000.00 of the cost of repairing and maintaining the Base Building HVAC Units that is incurred in any calendar year shall be paid by Tenant as an Operating Expense. If the cost of the repair and maintenance of the Base Building HVAC Units exceeds $10,000.00 in any calendar year, Landlord shall pay the costs in excess of $10,000.00 in that calendar year. Notwithstanding the forgoing, any repairs or maintenance necessitated by Tenant’s negligence or misuse shall be paid entirely by Tenant and shall not be taken into consideration when calculating whether more than $10,000.00 has been paid in any calendar year for the repair and maintenance of the Base Building HVAC Units. In addition, (a) the foregoing limitation on annual Base Building HVAC Unit repair and maintenance costs shall not apply to the replacement of a Base Building HVAC Unit and the replacement of a Base Building HVAC Unit shall be governed by Section 10.4, (b) any Amortization Payment with respect to the replacement of a Base Building HVAC Unit shall not be included in calculating the $10,000 annual repair and maintenance costs and (c) the Amortization Amount shall be paid even if the $10,000 annual cap on HVAC maintenance and repair occurs.

10.6 MAINTENANCE CONTRACTS. Landlord shall enter into regularly scheduled preventative maintenance/service contracts for some or all of the following: the Roof Membrane, the Base Building HVAC Units, landscaping, parking lot sweeping and the Base Building Sprinkler Systems (the “Maintenance Contracts”). The cost of the Maintenance Contracts shall be included in Operating Expenses.

10.7 NOTICE TO LANDLORD. Tenant shall immediately give Landlord written notice of any repair or maintenance required by Landlord pursuant to this Section 10 of which Tenant has actual knowledge, after which Landlord shall have a reasonable time in which to complete such repair or maintenance.

10.8 TERMITES. Landlord shall be responsible for treating any termite infestations at the Building and making any associated repairs. The cost of cosmetic termite treatment and non-structural repairs shall be included in Operating Expenses; provided, however, if a termite repair requires the repair or replacement of a structural element of the Building, the cost of repairing or replacing the structural element shall be paid by Landlord at Landlord’s sole cost and expense as provided in Section 10.1 above.

11. TENANT’S REPAIRS.

11.1 OBLIGATIONS OF TENANT. Tenant shall, at its sole cost and expense, keep and maintain all parts of the Premises (except those listed as Landlord’s responsibility in Section 10 above) in good and sanitary condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, skylights, any special store front or office entry, walls and finish work, floors and floor coverings, heating and air conditioning systems installed by Tenant, dock boards, bumpers, plates, seals, levelers and lights, plumbing work and fixtures (including periodic backflow testing), electrical systems, lighting facilities and bulbs, sprinkler systems, alarm systems, fire detection systems installed by Tenant (i.e., not part of the Base Building Systems), pest extermination, fencing, light standards, gates, tenant signage, regular removal of trash and debris, and the Tenant Equipment. Tenant shall not paint or otherwise change the exterior appearance of the Premises without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. If Tenant defaults in its obligation to keep the Premises in good condition and repair, in addition to Landlord’s other rights and remedies under this Lease, Landlord may, but shall not be obligated to, make any necessary repairs. If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within ten (10) days after demand by Landlord.

11.2 MAINTENANCE CONTRACTS. Tenant shall enter into regularly scheduled preventative maintenance/service contracts for any HVAC units installed by Tenant and any sprinkler, fire alarm and fire detection systems installed by Tenant (the “Tenant Maintenance Contracts”). Tenant shall pay for the Tenant Maintenance Contracts at Tenant’s sole cost and expense.

12. ALTERATIONS AND SURRENDER.

12.1 CONSENT OF LANDLORD. Tenant shall not, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, make any alterations, improvements, additions or utility installations (hereinafter collectively referred to as “Alterations”) in, on or about the Premises. At the expiration of the term, (a) Tenant shall not be required to remove any Alterations installed by Tenant during the term of the Sublease, and (b) Landlord may require the removal of any Alterations installed by Tenant during the Term of this Lease and the restoration of the Premises to its prior condition, at Tenant’s expense if, at the time of Landlord’s consent, Landlord did not agree in writing that Tenant would not be obligated to remove the Alterations. Within ten (10) days after Tenant provides to Landlord a written notice requesting Landlord’s decision concerning the removal of proposed Alterations (a “Tenant Notice”), Landlord shall respond to Tenant’s request. If Landlord fails to respond to Tenant’s request within ten (10) days after Landlord receives a Tenant Notice, Landlord shall be deemed to have elected not to require Tenant to remove the Alterations at the end of the term of this Lease. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such architect and contractor(s) as has been reasonably approved by Landlord, and, if the cost of the Alterations will exceed $1,000,000, Landlord may require Tenant to provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic’s and materialmen’s liens and to insure completion of the work. Notwithstanding the forgoing, Landlord shall have the right to designate which contractors may perform work on the Base Building Systems. In addition, Tenant shall pay to Landlord a fee equal to the lesser of (i) the actual amount Landlord pays to its property manager to monitor such Alterations or (ii) three percent (3%) of the Hard Costs(as defined below) of the Alterations to compensate Landlord for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations (the “Landlord Fee”); provided, however, that Tenant shall not be obligated to pay any Landlord Fee with respect to the installation of paint and/or carpet in the Premises. The “Hard Costs” shall mean all costs of constructing the Alterations excluding the cost of architectural and engineering drawings and the cost of permits and fees. In addition to having Landlord’s property manager monitor the Alterations, Landlord shall have the right to elect to have Landlord’s third-party consultants evaluate the effect of the Alterations on the Base Building Systems and Structural Elements (collectively, the “Base Building Evaluations”). Tenant shall reimburse Landlord for the consulting fees Landlord incurs with respect to Base Building Evaluations (“Consulting Fees”) and Tenant shall reimburse Landlord for the Consulting Fees in addition to the Landlord Fee; provided, however, if Tenant reimburses Landlord for any Consulting Fees the Landlord Fee shall be reduced to the lesser of (i) the actual amount Landlord pays to its property manager to monitor the Alterations or (ii) one and one-half percent (1.5%) of the Hard Costs of the Alterations. In addition, Tenant shall have no obligation to reimburse Landlord for Consulting Fees unless Landlord has given Tenant prior written notice that Consulting Fee(s) will be incurred if Tenant proceeds with the Alterations and the estimated amount of the Consulting Fee(s). The amount of the Consulting Fee(s) shall be determined by Landlord in a reasonable manner and in no case shall the Consulting Fee(s) exceed $15,000 per project submitted by Tenant to Landlord. Should Tenant make any Alterations during the Term without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alternations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount approved by Landlord, workers compensation insurance and any other insurance requested by Landlord, in Landlord’s sole discretion. Notwithstanding the foregoing, Tenant shall have the right, upon ten (10) days prior written notice to Landlord, but without Landlord’s prior consent, to make minor alterations to the inside of the Premises (e.g., paint and carpet, communication systems, telephone and computer system wiring) that do not (i) involve the expenditure of more than $100,000 in any twelve-month period, (ii) affect the exterior appearance of the Building or the roof or (iii) affect the Base Building Systems or the structural elements of the Building. Tenant has previously installed clean rooms in the Premises and has made alterations to the Base Building Systems (“Tenant Existing Alterations”) and Tenant has informed Landlord that it may desire to make Alterations to the Premises in the future that are similar to the Tenant Existing Alterations (“Anticipated Facility Improvements”). Landlord acknowledges that Tenant may desire to complete the Anticipated Facility Improvements in the future, and Tenant acknowledges that the approval, installation and construction of the Anticipated Facility Improvements shall be subject to the provisions of this Section 12.

12.2 PERMITS. Any Alterations in or about the Premises requiring Landlord’s consent that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit (the “Plans”), if a building permit is required. Landlord shall have the right to approve the Plans in its reasonable discretion. Landlord’s review of the Plans is for its sole benefit and Landlord shall have no liability to Tenant or Tenant’s contractors arising out of or based on Landlord’s review. No changes, modifications or alterations in the Plans (except for field changes required by the building inspector) may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. If Landlord consents to an Alteration and the Alteration requires a building permit, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

12.3 MECHANICS LIENS. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one and one-half times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim. Such bond shall be sufficient in form and amount to free the Premises from the effect of such lien. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs incurred as a result of any such lien if Tenant does not pay such claim or provide such bond.

12.4 NOTICE. Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises.

12.5 SURRENDER. All Alterations made by Tenant during the term of the Sublease shall be the property of Tenant but shall be considered a part of the Premises, shall become the property of Landlord at the end of the Term, and Tenant shall have no obligation to remove such Alterations at the end of the Term. Subject to Landlord’s right to require removal or to elect ownership of Alterations made during the Term as provided in Section 12.1, all Alterations made by Tenant to the Premises during the Term shall be the property of Tenant, but shall be considered to be a part of the Premises. If pursuant to Section 12.1 Landlord has agreed or is deemed to have agreed that Tenant will not be obligated to remove an Alteration made during the Term at the end of the Term, such Alteration made during the term of this Lease shall become the property of Landlord at the end of the Term. If pursuant to Section 12.1 Tenant is obligated to remove an Alteration made during the Term at the end of the Term, Tenant shall remove the Alteration prior to the end of the Term and any damages caused by such removal shall be repaired by Tenant at

Tenant’s sole expense. On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises (including, but not limited to, all doors, windows, floors and floor coverings, skylights, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, electrical systems, lighting facilities, sprinkler systems, fire detection systems and nonstructural elements of the exterior walls, foundation and roof (collectively the “Elements of the Premises”)) to Landlord in the same condition as received, ordinary wear and tear and casualty damage excepted, clean and free of debris and Tenant’s personal property, trade fixtures and equipment. Tenant’s personal property shall include all computer wiring and cabling installed by Tenant. Provided, however, if Landlord has not elected to have Tenant remove the Alterations, Tenant shall leave the Alterations at the Premises in good condition and repair, ordinary wear and tear excepted. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment. Damage to or deterioration of any Element of the Premises or any other item Tenant is required to repair or maintain at the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. If the Premises are not surrendered at the expiration of the Term or earlier termination of this Lease in accordance with the provisions of this section, at Landlord’s option, Tenant shall continue to be responsible for the payment of Base Rent and all other amounts due under this Lease until the Premises are so surrendered in accordance with said provisions. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all damages, expenses, costs, losses or liabilities arising from any delay by Tenant in so surrendering the Premises including, without limitation, any damages, expenses, costs, losses or liabilities arising from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

12.6 FAILURE OF TENANT TO REMOVE PROPERTY. If this Lease is terminated due to the expiration of its term or otherwise, and Tenant fails to remove its property, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant.

13. DAMAGE AND DESTRUCTION.

13.1 EFFECT OF DAMAGE OR DESTRUCTION. Subject to Landlord’s right to terminate this Lease as set forth in Section 13.2 below, if all or part of the Premises is damaged by fire, earthquake, flood, explosion, the elements, riot, the release or existence of Hazardous Materials (as defined below), or by any other cause whatsoever (hereinafter collectively referred to as “Casualty Damages”), Landlord shall repair the Casualty Damages to the Premises as soon as is reasonably possible, and this Lease shall remain in full force and effect. Landlord shall within ninety (90) days after the discovery of any damage or destruction notify Tenant in writing of Landlord’s intention to repair or to rebuild the Premises or to terminate this Lease. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord’s election to terminate this Lease. Notwithstanding the foregoing, if Landlord in good faith determines that the Premises cannot be substantially repaired within three hundred sixty (360) days after the date of discovery of the material damage or destruction, without payment of overtime or other premiums, and the damage to the Premises will render so much of the Premises unusable that Tenant is unable to operate its business in the Premises during such three hundred sixty (360) day period, Landlord shall notify Tenant thereof in writing at the time of Landlord’s election to rebuild or repair, and Tenant shall thereafter have a period of thirty (30) days within which Tenant may elect to terminate this Lease, upon thirty (30) days’ advance written notice to Landlord. Tenant’s termination right described in the preceding sentence shall not apply if the damage was caused by the negligent or intentional acts of Tenant or its employees, agents, contractors or invitees. Failure of Tenant to exercise said election within said thirty (30) day period shall constitute Tenant’s agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord, provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays caused by Force Majeure Events. If Landlord is unable to repair the damage to the Premises during such three hundred sixty (360) day period due to Force Majeure Events, the three hundred sixty (360) day period shall be extended by the period of delay caused by the Force Majeure Events. A “Force Majeure Event” shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, or any other cause beyond the reasonable control of Landlord. Subject to Section 13.3 below, if Landlord or Tenant terminates this Lease in accordance with this Section 13.1 or 13.7, Tenant shall continue to pay all Base Rent and other amounts due hereunder which arise prior to the date of termination.

13.2 LANDLORD’S OPTION TO REPAIR. Notwithstanding the terms of Section 13.1, Landlord may elect not to restore or rebuild the Premises, and instead terminate this Lease, by notifying Tenant in writing of such termination within ninety (90) days after the discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by Casualty Damages and one of more of the following conditions is present: (a) in Landlord’s reasonable judgement, the uninsured cost of repairing the damage will exceed $250,000 (unless Tenant agrees to pay any uninsured amount in excess of such $250,000 and pays such amount to Landlord within thirty (30) days after Landlord’s written request); (b) in Landlord’s reasonable judgement, the insured cost of repairing the damage will exceed $3,000,000; (c) the Premises cannot be rebuilt or repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (d) the damage occurs during the last twelve (12) months of the Lease term, or (e) Landlord determines in good faith that the Premises cannot be substantially repaired within three hundred sixty (360) days after the date of discovery of the damage or destruction, without payment of overtime or other premiums, as set forth in Section 13.1. above.

13.3 ABATEMENT OF RENT. If Landlord elects to repair damage to the Premises and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, and the damage was not caused by the negligence or intentional acts of Tenant or its employees, agents, contractors or invitees, Tenant’s Base Rent shall be abated until the repairs are completed in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business. Notwithstanding the foregoing, there shall be no abatement of Base Rent by reason of any portion of the Premises being unusable or inaccessible for a period equal to five (5) consecutive business days or less.

13.4 TENANT’S ACTS. If such damage or destruction occurs as a result of the negligence or the intentional acts of Tenant or Tenant’s employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord are not sufficient to pay for the repair of all of the damage, Tenant shall pay, at Tenant’s sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

13.5 TENANT’S PROPERTY. Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter collectively “Tenant’s property”) located at the Premises. Tenant shall repair or replace all of Tenant’s property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s property.

13.6 WAIVER. Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

13.7 TENANT’S OPTION TO TERMINATE. Notwithstanding anything to the contrary in this Section 13, Tenant shall also have the right to terminate this Lease if the damage occurs during the last twelve (12) months of the Term, and will take more than sixty (60) days to restore and the damage will render so much of the Premises unusable that Tenant is unable to operate its business in the Premises during such three hundred sixty (360) day period. Tenant’s termination right described in the previous sentence shall be exercised by providing Landlord with written notice within fifteen (15) days after Landlord notifies Tenant that the damage has occurred and cannot be repaired within sixty (60) days of the occurrence of the damage.

14. CONDEMNATION. If any portion of the Premises is are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises is taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than ninety (90) days, Tenant’s rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property and for moving expenses. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. This section, not general principles of law or California Code of Civil Procedure Sections 1230.010 et seq., shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Premises.

15. ASSIGNMENT AND SUBLETTING.

15.1 LANDLORD’S CONSENT REQUIRED. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld or conditioned. Landlord shall respond to Tenant’s written request for consent hereunder within thirty (30) days after Landlord’s receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles for the lesser of (i) the past three (3) years or (ii) the time period the assignee or subtenant has been in existence, (b) additional documentation reasonably requested by Landlord that will allow Landlord to assess the financial condition of the proposed assignee or subtenant, (c) a credit report or similar report on the proposed assignee or subtenant, (d) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (e) the proposed effective date of the assignment or sublease, (f) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, (g) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant, (h) a detailed description of any Alterations the proposed assignee or subtenant desires to make to the Premises, and (i) a Hazardous Materials Disclosure Certificate substantially in the form of Exhibit C attached hereto (the “Transferee HazMat Certificate”). If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a), (b) and (c) of the previous sentence has been provided with respect to each proposed guarantor. “Transfer” shall also include the transfer (a) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, of more than fifty percent (50%) of the voting stock of such corporation during a twelve (12) month period (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation, or (b) if Tenant is a partnership, limited liability company, limited liability partnership or other entity, of more than fifty percent (50%) of the profit and loss participation in such partnership or entity during a twelve (12) month period (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership, limited liability company, limited liability partnership or other entity. If Tenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Tenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole discretion. Tenant’s sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any assignment or sublease shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed assignment or sublease. If Landlord shall exercise any option to recapture the Premises, or shall deny a request for consent to a proposed assignment or sublease, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by the proposed assignee or subtenant, or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

15.2 STANDARD FOR APPROVAL. Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 15. Tenant acknowledges and agrees that each requirement, term and condition in this Section 15 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 15 is not complied with or: (a) intentionally omitted; (b) in Landlord’s reasonable judgment, a proposed assignee or subtenant has a smaller net worth than Tenant had on the date this Lease was entered into with Tenant or is less able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee’s or subtenant’s business will impose a burden on the Premises’ parking facilities or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (f) the use of the Premises by the proposed assignee or subtenant will be a use not permitted by this Lease; (g) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (h) Tenant is in default as defined in Section 16 at the time of the request; (i) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender; (j) Landlord has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (k) the assignment or sublease will result in there being more than one subtenant of the Premises; (l) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency; or (m) the assignee or subtenant will use, store or handle Hazardous Materials in or about the Premises of a type, nature, quantity not previously approved for Tenant’s use hereunder and not acceptable to Landlord in Landlord’s sole discretion.

15.3 ADDITIONAL TERMS AND CONDITIONS. The following terms and conditions shall be applicable to any Transfer:

(a) Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

(b) Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

(c) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 15.

(d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

(e) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(f) Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then-existing default.

(g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord’s election, render Landlord’s consent null and void.

(h) Landlord shall not be liable under this Lease or under any sublease to any subtenant.

(i) No assignment or sublease may be modified or amended without Landlord’s prior written consent.

(j) Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

(k) At Landlord’s request, Tenant shall deliver to Landlord, Landlord’s standard consent to assignment or consent to sublease agreement, as applicable, executed by Tenant, the assignee or the subtenant, as applicable. Landlord’s standard forms of consent to assignment and consent to sublease agreement are attached hereto as Exhibit D.

15.4 ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice or claim from Tenant to the contrary.

(b) In the event Tenant shall default in the performance of its obligations under this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

15.5 TRANSFER PREMIUM FROM ASSIGNMENT OR SUBLETTING. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent one-half of all amounts received by Tenant from the subtenant or assignee in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”). The Transfer Premium shall be reduced by the reasonable brokerage commissions, tenant improvement costs and legal fees actually paid by Tenant in order to assign the Lease or to sublet all or a portion of the Premises. “Transfer Premium” shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. If less than all of the Premises is subleased, for purposes of calculating the Transfer Premium, the Base Rent and the additional rent due under this Lease shall be allocated to the subleased premises on a per-leasable-square-foot basis (e.g., if one-half of the Premises is subleased, for purposes of determining the amount of the

Transfer Premium, one-half of the Base Rent and additional rent due under this Lease would be allocated to the subleased premises, and this amount would be subtracted from the base rent, additional rent and other monies payable to Tenant under the sublease). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair-market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. Landlord and Tenant agree that the foregoing Transfer Premium is reasonable.

15.6 LANDLORD’S OPTION TO RECAPTURE SPACE. Notwithstanding anything to the contrary contained in this Section 15 (except for Section 15.8), Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any request by Tenant to assign this Lease or to sublease space in the Premises, to terminate this Lease with respect to said space as of the date thirty (30) days after Landlord’s election. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Base Rent and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of leasable square feet retained by Tenant in proportion to the number of leasable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord. Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this section is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or subtenant and to permit Landlord to control the leasing of space in the Premises. Tenant acknowledges and agrees that the requirements of this section are commercially reasonable and are consistent with the intentions of Landlord and Tenant.

15.7 LANDLORD’S EXPENSES. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay (a) $500 to Landlord to compensate Landlord for its internal administrative costs in processing the request plus (b) Landlord’s reasonable out-of-pocket costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees.

15.8 Permitted Transfers. Notwithstanding anything to the contrary in this Section 15, (i) an assignment or subletting of all or a portion of the Premises to an entity that is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Lease to an entity which acquires all or substantially all of the assets or stock of Tenant, (iii) an assignment of the Lease to the resulting entity in a merger, consolidation or reorganization of Tenant, (iv) a sale of corporate stock of Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, or (v) the issuance of Tenant’s stock in a bona-fide financing transaction (each, a “Permitted Transfer” and each assignee, subtenant or affiliate described in clause (i), (ii) or (iii), a “Permitted Transferee”) shall not require Landlord’s consent under Section 15.1, provided that at least fifteen (15) days prior to such Permitted Transfer: (a) Tenant notifies Landlord of any such assignment, sublease, merger, consolidation, reorganization or sale and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment, sublease, merger, consolidation, reorganization or sale described in clauses (i), (ii) and (iii) above; (b) Tenant provides Landlord with reasonable evidence that the successor to Tenant in a Permitted Transfer described in clauses (i), (ii) or (iii) above has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill and other intangible assets) that is sufficient to meet the obligations of Tenant under the Lease and that is at least equal to the tangible net worth of Tenant immediately prior to such assignment, sublease, merger, reorganization, consolidation or sale; (c) if the Permitted Transfer will include an assignment of the Lease or a sublease of the Premises, prior to the date a Permitted Transfer will take effect, the Permitted Transferee and Tenant shall enter into Landlord’s standard consent to sublease agreement or consent to assignment agreement (the “Transfer Agreements”); and (d) subject to the limitation set forth in Section 15.7 of the Lease, Tenant shall pay the reasonable costs and expenses (including legal fees) incurred by Landlord in confirming that the Permitted Transfer meets the requirements of this Section and in preparing any Transfer Agreement. Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to notify Landlord of any Permitted Transfer described in clause (iv) and (v) above or to enter into Transfer Agreements if the Permitted Transfer is triggered solely by the sale, exchange or issuance of stock by Tenant. Sections 15.5 and 15.6 of the Lease shall not apply to assignments or subleases to Permitted Transferees. “Control,” as used in this Section 15.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. No such permitted assignment or subletting shall serve to release Tenant from any of its obligations under this Lease.

16. DEFAULT; REMEDIES.

16.1 DEFAULT BY TENANT. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events beyond all applicable notice and cure periods is a “default” by Tenant under this Lease and that said default shall give Landlord the rights described in Section 16.2. Landlord or Landlord’s authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.

(a) Tenant’s failure to make any payment of Base Rent, Real Property Taxes or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this Section 16.1(a).

(b) The abandonment of the Premises by Tenant, coupled with the nonpayment of rent, in which event Landlord shall not be obligated to give any notice of default to Tenant.

(c) The failure of Tenant to comply with any of its obligations under Sections 4, 9, 15, 23, 24, 25 and 26 where Tenant fails to comply with its obligations or fails to cure any earlier breach of such obligation within ten (10) days following written notice from Landlord to Tenant. In the event Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 16.1(c).

(d) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 16.1(a), (b) and (c), above), where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s nonperformance is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said twenty (20) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 16.1(d).

(e) (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (v) the insolvency of Tenant. In the event that any provision of this Section 16.1(e) is unenforceable under applicable law, such provision shall be of no force or effect.

(f) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, was materially false at the time given. Tenant acknowledges that Landlord has entered into this Lease in material reliance on such information.

(g) If Tenant is a corporation, partnership, limited liability company or similar entity, the dissolution or liquidation of Tenant.

(h) If Tenant’s obligations under this Lease are guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor’s refusal to honor the guaranty, (v) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis or (vi) if the guarantor is a corporation, limited liability company or partnership, the dissolution of the guarantor or the termination of the guarantor’s existence.

16.2 REMEDIES.

(a) In the event of any material default or breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

(i) terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant (A) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (B) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (D) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. The “worth at time of award” of the amounts referred to in Section 16.2(a)(i)(A) and (B) shall be computed by allowing interest at the lesser of ten percent (10%) per annum or the maximum interest rate permitted by applicable law. The worth at the time of award of the amount referred to in Section 16.2(a)(i)(C) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of this Section 16.2(a)(i), “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

(ii) maintain Tenant’s right of possession, in which event Landlord shall have the remedy described in California Civil Code Section 1951.4 which permits Landlord to continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due. In the event Landlord elects to continue this Lease in effect, Tenant shall have the right to sublet the Premises or assign Tenant’s interest in the Lease subject to the reasonable requirements contained in Section 15 of this Lease and provided further that Landlord shall not require compliance with any standard or condition contained in Section 15 that has become unreasonable at the time Tenant seeks to sublet or assign the Premises pursuant to this Section 16.2(a)(ii).

(iii) collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

(iv) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

(b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term of the Lease or by reason of Tenant’s occupancy of the Premises.

(c) If Tenant abandons the Premises, Landlord may re-enter the Premises, and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

16.3 DEFAULT BY LANDLORD.

(a) Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust encumbering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to damages and/or an injunction. Tenant hereby waives its right to recover consequential damages (including, but not limited to, lost profits) or punitive damages arising out of a Landlord default. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of a Force Majeure Event, and the time for Landlord’s performance shall be extended for the period of any such delay.

(b) In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance, or alteration performed by Landlord, or which Landlord failed to perform as required by this Lease after applicable notice and cure periods, and which substantially interferes with Tenant’s use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease due to Landlord’s breach of this Lease or due to Landlord’s or its agents, employees or contractors negligence or willful misconduct in connection with the provision of such services, utilities or access (and except to the extent such failure is caused in whole or in part by the action or inaction of Tenant) (any such set of circumstances in clauses (i) and (ii) above an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event and, if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of such notice (the “Standstill Period”), then Base Rent and Operating Expenses shall be abated or reduced, as the case may be, from the sixth (6th) business day after Landlord’s receipt of such notice so long as Tenant continues to be so prevented from using, and does not use, the Premises for the normal conduct of Tenant’s business, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. To the extent an Abatement Event is caused by an event covered by Sections 13 or 14, then Tenant’s right to abate rent shall be governed by the terms of such Section 3 or 14, as applicable, and the Standstill Period shall not be applicable thereto.

16.4 LATE CHARGES. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Premises. Accordingly, if any installment of Base Rent or any other sum due from Tenant shall not be received by Landlord within five (5) business days after such amount shall be due, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder, including the assessment of interest under Section 16.5.

16.5 INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Landlord that is not paid when due within five (5) business days after written notice from Landlord to Tenant that such amount is delinquent shall bear interest at the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

16.6 PAYMENT OF RENT AND SECURITY DEPOSIT AFTER DEFAULT. If Tenant defaults in its payment of Base Rent or any other monetary obligation due hereunder, after Tenant’s third default, at Landlord’s option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashier’s check. If Landlord has required Tenant to make said payments by cashier’s check, Tenant’s failure to make a payment by cashier’s check shall be a material default hereunder.

17. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall default in any of its obligations under this Lease, Landlord may, but shall not be obligated to, after three (3) days’ prior written notice to Tenant, make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefore, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this section.

18. INDEMNITY. Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, property manager, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties” or “Landlord Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, cost of consultants and experts, attorney’s fees, court costs and other legal expenses, effects of environmental contamination, cost of environmental testing, removal, remediation and/or abatement of Hazardous Materials (as said term is defined below), insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an Indemnified Matter (as defined below). For purposes of this section, an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of, directly or indirectly, (a) Tenant’s or its employees’, agents’, contractors’, invitees’, subtenants’ or other persons working in or visiting the Premises (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) use or occupancy of the Premises, (b) any act, omission or neglect of a Tenant Party, (c) Tenant’s failure to perform any of its obligations under the Lease, (d) the existence, use or disposal of any Hazardous Materials (as defined below) brought on to the Premises by a Tenant Party or (e) any other matters for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Tenant’s obligations hereunder shall include, but shall not be limited to (f) compensating the Indemnified Parties for Damages arising out of Indemnified Matters within ten (10) days after written demand from an Indemnified Party and (g) providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within ten (10) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded. If Tenant is obligated to compensate an Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the Damages, and Tenant shall, upon ten (10) days’ advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord. The Indemnified Parties need not first pay any Damages to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law. Tenant’s obligations under this section shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination. Notwithstanding anything to the contrary contained in this section, (i) Tenant shall not be obligated to indemnify an Indemnified Party from liability to the extent such liability arises out of the Indemnified Party’s negligence or willful misconduct or Landlord’s breach of this Lease, and (ii) if both Tenant and Landlord are determined to be negligent or otherwise strictly liable without fault, then the indemnity under this Section shall continue, but Tenant shall be liable to Landlord only for the percentage of responsibility for damage or injury attributable to Tenant.

19. EXEMPTION OF LANDLORD FROM LIABILITY. Tenant hereby agrees that Indemnified Parties shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Premises, nor shall Indemnified Parties be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Premises, negligent security measures, bombings or bomb scares, acts of terrorism, Hazardous Materials, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Premises, and regardless of whether the cause of the damage or injury arises out of the active negligence, passive negligence or intentional acts of Indemnified Parties. Landlord shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Premises. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons in, upon or about the Premises arising from any cause including the active or passive negligence of Indemnified Parties and Tenant hereby waives all claims in respect thereof against Indemnified Parties. Except to the extent covered by Tenant’s insurance and waiver of subrogation provided in the Lease, the limitations on Landlord’s liability contained in this Section 19 shall not apply to injury or damage which results from the gross negligence or willful misconduct of Landlord, its agents, employees, contractors, subcontractors or assigns or Landlord’s breach of its obligations under this Lease; provided, however, in no event shall Landlord be liable to Tenant for consequential damages (including, but not limited to, lost profits).

20. LANDLORD’S LIABILITY. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Premises and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease to the extent the same is assumed by the transferee or arises after the date of such transfer; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant’s security deposit to Tenant or transfer Tenant’s security deposit to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Premises, Tenant agrees to look solely to Landlord’s equity interest in the Premises for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord. No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord, if any, and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

21. SIGNS. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners or painting, or erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises (collectively, “Signs”), which violate any applicable law or the terms of any recorded covenant, condition or restriction affecting the Premises. Landlord shall have the right to approve, in Landlord’s reasonable discretion, all Signs. Upon vacation of the Premises, Tenant shall remove all signs and repair, paint and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for signs and exterior treatments.

22. BROKER’S FEE. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.12, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. The commission payable to Landlord’s broker with respect to this Lease shall be pursuant to the terms of the separate commission agreement in effect between Landlord and Landlord’s broker. Landlord’s broker shall pay a portion of its commission to Tenant’s broker, if so provided in any agreement between Landlord’s broker and Tenant’s broker. Nothing in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s broker.

23. ESTOPPEL CERTIFICATE.

23.1 DELIVERY OF CERTIFICATE. Tenant shall from time to time, upon not less than ten (10) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (e) that Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

23.2 FAILURE TO DELIVER CERTIFICATE. At Landlord’s option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, or it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations, and (e) Tenant has taken possession of the Premises.

24. FINANCIAL INFORMATION. From time to time, at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’(s) financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Tenant hereby authorizes Landlord, from time to time, without notice to Tenant, to obtain a credit report or credit history on Tenant from any credit reporting company. To the extent Tenant has kept the financial information it provides to Landlord confidential, Landlord shall endeavor to maintain the confidentiality of the information (Landlord shall have the right to provide such information to its employees, property managers, accountants, attorneys, brokers, partners, lenders and prospective purchasers). If Landlord breaches its obligations under this section, Tenant’s sole and exclusive remedy for such breach shall be to obtain an injunction preventing the dissemination of the financial information by Landlord. Landlord acknowledges and agrees that due to the unique nature of the financial information, any breach of this section by Landlord would cause irreparable harm to Tenant for which damages are not an adequate remedy and that Tenant shall therefore be entitled to injunctive relief. In no event shall Landlord be liable to Tenant for damages for Landlord’s breach of its obligations under this section.

25. ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS.

25.1 HAZARDOUS MATERIALS DISCLOSURE CERTIFICATE. Prior to executing this Lease, Tenant has delivered to Landlord Tenant’s executed initial Hazardous Materials Disclosure Certificate (the “Initial HazMat Certificate”), a copy of which is attached hereto as Exhibit C. Tenant covenants, represents and warrants to Landlord that the information in the Initial HazMat Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant. Commencing with the date which is one year from the Commencement Date and continuing every year thereafter, Tenant shall deliver to Landlord an executed Hazardous Materials Disclosure Certificate in substantially the form attached hereto as Exhibit C (the “HazMat Certificate”) describing Tenant’s then-present use of Hazardous Materials on the Premises, and any other reasonably necessary documents and information as requested by Landlord.

25.2 DEFINITION OF HAZARDOUS MATERIALS. As used in this Lease, the term “Hazardous Materials” shall mean and include (a) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminants, which are or become regulated by any Environmental Laws (defined below); (b) petroleum, petroleum by-products, gasoline, diesel fuel, crude oil or any fraction thereof; (c) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (d) polychlorinated biphenyls; (e) radioactive materials; (f) lead and lead-containing materials; (g) any other material, waste or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by any Environmental Law; or (h) any materials which cause or threatens to cause a nuisance upon or waste to any portion of the Premises or any surrounding property; or poses or threatens to pose a hazard to the health and safety of persons on the Premises, any other surrounding property. For purposes of this Lease, the term “Hazardous Materials” shall not include nominal amounts of pressurized and liquified gases, medical sharps, biological samples, biological waste, ordinary household cleaners, office supplies and janitorial supplies which are not actionable under any Environmental Laws.

25.3 PROHIBITION; ENVIRONMENTAL LAWS. Tenant shall not be entitled to use or store any Hazardous Materials on, in, or about any portion of the Premises, except as set forth in this Section 25.3. Tenant shall be permitted to use and/or store those Hazardous Materials that are necessary for Tenant’s business and that are disclosed in the previous HazMat Certificate. In addition, Tenant shall have the right to use and/or store Hazardous Materials not included in the previous HazMat Certificate and necessary for Tenant’s business, provided that all such use and/or storage shall be disclosed as required to all applicable governmental agencies (including the City of Fremont Fire Department), and shall be subject to the provisions of this Lease (“New Hazardous Materials”). New Hazardous Materials shall be disclosed to Landlord by adding them to the then current Hazmat Certificate within thirty (30) days after Tenant first brings the New Hazardous Material to the Premises, and if a New Hazardous Material creates a significantly greater risk of environmental contamination to the Premises, Landlord shall the right to disapprove the New Hazardous Material in its reasonable discretion. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be entitled to use radioactive materials at the Premises without prior notice to the Landlord and demonstration by Tenant to Landlord that all required permits for use and storage of such radioactive materials have been secured by Tenant and that the radioactive materials do not create a significantly greater risk of environmental contamination to the Premises. Radioactive materials used in commonly available devices such as smoke detectors are excluded from this provision. In all events the usage and storage of all Hazardous Materials must at all times be in full compliance with any and all local, state and federal environmental, health and/or safety-related laws, statutes, orders, standards, courts’ decisions, ordinances, rules and regulations (as interpreted by judicial and administrative decisions), decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant or all or any portion of the Premises (collectively, the “Environmental Laws”). Tenant agrees that the changes to the type and/or quantities of Hazardous Materials specified in the most recent HazMat Certificate may be implemented only as disclosed to all applicable governmental agencies (including the City of Fremont Fire Department) and Landlord. Tenant shall not be entitled nor permitted to install any underground tanks. Tenant may use above ground tanks at the Premises that contain Hazardous Materials provided that (a) no individual tank holds in excess of two hundred fifty (250) gallons (excluding the liquid nitrogen tank located at the Premises on the date of this Lease), (b) all above ground tanks do not hold more than five hundred (500) gallons in the aggregate without obtaining Landlord’s approval and (c) all above ground tanks are maintained in accordance with Environmental Laws. Landlord shall have the right, in Landlord’s sole discretion, at all times during the Term of this Lease during Tenant’s normal business hours with reasonable notice to Tenant and in compliance with Tenant’s standard operating procedures for accessing different areas of the Premises, to (i) inspect the Premises with respect to Hazardous Materials, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 25 or to determine if Hazardous Materials are present in, on or about the Premises, (iii) request lists of all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises, and (iv) if Landlord has a reasonable basis to believe that Tenant is in violation of this Lease with respect to Tenant’s use and/or storage of Hazardous Materials and that such violation has or could cause a significant risk of environmental contamination to the Premises, to require Tenant to complete a survey of its use, storage and handling of Hazardous Materials in the Premises, using a form and following procedures designated by Landlord, in Landlord’s sole discretion (the “Survey”). If the Survey discloses that Tenant has violated the terms of this Lease, Tenant shall reimburse Landlord for the cost of all such inspections, tests and investigations, and all costs associated with any Survey. If as a result of an inspection, test or Survey Landlord determines, in Landlord’s sole discretion, that Tenant has violated the terms of this Lease and that, to comply with this Lease, Tenant should implement or perform safety, security or compliance measures, Tenant shall within thirty (30) days after written request by Landlord perform such measures, at Tenant’s sole cost and expense. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant Parties with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation relating thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

25.4 TENANT’S ENVIRONMENTAL OBLIGATIONS. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises; provided that Tenant has actual knowledge of such event(s). Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation of Hazardous Materials arising from or related to the intentional or negligent acts or omissions of Tenant or Tenant Parties such that the affected portions of the Premises and any adjacent property are returned to the condition existing prior to the appearance of such Hazardous Materials. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term effect on any portion of the Premises. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Environmental Laws or any agencies or other governmental authorities having jurisdiction thereof. If Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same, and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, cleanup, removal, restoration, closure and remediation work. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and other portions of the Premises after the satisfactory completion of such work to the extent such full economic use is dependent on Tenant’s fulfillment of its obligations hereunder and subject to Section 25.7.

25.5 ENVIRONMENTAL INDEMNITY. In addition to Tenant’s other indemnity obligations under this Lease, Tenant agrees to, and shall, protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and the other Landlord Parties harmless from and against any and all loss, cost, damage, liability or expense (including, without limitation, diminution in value of any portion of the Premises, damages for the loss of or restriction on the use of leasable or usable space, and from any adverse impact of Landlord’s marketing of any space within the Premises) arising at any time during or after the term of this Lease in connection with or related to, directly or indirectly, the use, presence, transportation, storage, disposal, migration, removal, spill, release or discharge of Hazardous Materials on, in or about any portion of the Premises as a result (directly or indirectly) of the intentional or negligent acts or omissions of Tenant or Tenant Parties. Neither the written consent of Landlord to the presence, use or storage of Hazardous Materials in, on, under or about any portion of the Premises nor the strict compliance by Tenant with all Environmental Laws shall excuse Tenant from its obligations of indemnification pursuant hereto. Tenant shall not be relieved of its indemnification obligations under the provisions of this Section 25.5 due to Landlord’s status as either an “owner” or “operator” under any Environmental Laws.

25.6 SURVIVAL. Tenant’s obligations and liabilities pursuant to the provisions of this Section 25 shall survive the expiration or earlier termination of this Lease. If it is determined by Landlord that the condition of all or any portion of the Premises is not in compliance with the provisions of this Lease with respect to Hazardous Materials, including without limitation, all Environmental Laws at the expiration or earlier termination of this Lease, then Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Commencement Date and prior to the appearance of such Hazardous Materials except for reasonable wear and tear, including without limitation, the conduct or performance of any closures as required by any Environmental Laws. For purposes hereof, the term “reasonable wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Premises in any manner whatsoever related to, directly or indirectly, Hazardous Materials introduced into the Premises by acts of Tenant or Tenant Parties. Any such holdover by Tenant will be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Section 29 of this Lease.

25.7 NO LIABILITY FOR ACTS OF OTHERS. Notwithstanding anything to the contrary contained in this Lease, Tenant shall only be liable pursuant to this Section 25 for the acts of Tenant and Tenant Parties, and Tenant shall not be liable for the acts of persons or entities other than Tenant and Tenant Parties nor shall Tenant be responsible or liable for contamination that existed at the Premises on the Commencement Date or for contamination emanating from neighboring land.

26. SUBORDINATION.

26.1 EFFECT OF SUBORDINATION. Landlord represents to Tenant that the Premises are not currently subject to any ground lease, or to the lien of any mortgage or deed of trust. This Lease, and any Option (as defined below) granted hereby, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security hereafter placed upon the Premises and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. The subordination of this Lease to any future ground lease or to the lien of any mortgage or deed of trust shall be subject to Tenant’s receipt of a commercially reasonable subordination, non-disturbance and attornment agreement in favor of Tenant providing that Tenant’s right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. At the request of any mortgagee, trustee or ground lessor, Tenant shall attorn to such person or entity. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event of the foreclosure of a security device, the new owner shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord, (c) be subject to any offsets or defenses which Tenant may have against the prior landlord or (d) be liable to Tenant for the return of its security deposit, except to the extent actually received.

26.2 EXECUTION OF DOCUMENTS. Tenant agrees to execute and acknowledge any documents Landlord reasonably requests that Tenant execute to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant’s failure to execute such documents within ten (10) days after written demand shall constitute a material default by Tenant hereunder or, at Landlord’s option, Landlord shall have the right to execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to execute such documents in accordance with this section.

27. OPTIONS.

27.1 DEFINITION. As used in this Lease, the word “Option” has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease, (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises and (3) the right or option to terminate this Lease prior to its expiration date or to reduce the size of the Premises. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect. For purposes of this section, an Option shall also include any Option contained in any subsequent amendment to this Lease.

27.2 OPTIONS PERSONAL. Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and any Permitted Transferee and may be exercised only by the original Tenant or any Permitted Transferee while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any transferee (other than a Permitted Transferee) approved by Landlord in Section 15. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned or a sublease exists as to any portion of the Premises (except any assignment or sublease to a Permitted Transferee), the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant (other than a Permitted Transferee) shall have the right to exercise the Option.

27.3 MULTIPLE OPTIONS. In the event that Tenant has multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

27.4 EFFECT OF DEFAULT ON OPTIONS. Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to Section 16.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of this section.

27.5 RESERVED.

27.6 GUARANTEES. Notwithstanding anything to the contrary contained in any rider or addendum to this Lease, Tenant’s right to exercise and the effectiveness of an Option is conditioned upon Landlord’s receipt from any prior tenant that has not been expressly released from liability under this Lease, and any guarantor of any obligation of Tenant under this Lease, of a written agreement satisfactory to Landlord, in Landlord’s sole discretion, reaffirming such person’s obligations under this Lease or the guaranty, as modified by Tenant’s exercise of the Option.

27.7 NOTICE OF EXERCISE OF OPTION. Notwithstanding anything to the contrary contained in Section 39, Tenant shall give written notice exercising the Option using certified mail return receipt requested or some other method where the person delivering the package containing the notice obtains a signature of the person accepting the package containing the notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package). It shall be the obligation of Tenant to prove that Landlord received the notice exercising the Option in a timely manner.

28. LANDLORD RESERVATIONS. Landlord shall have the right: (a) to change the name and address of the Building upon not less than ninety (90) days prior written notice and (b) to place signs or notices upon the roof, interior, exterior of the Building, so long as such signs or notices related to Landlord’s obligations under this Lease or are otherwise permitted by this Lease.

29. HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the term hereof with Landlord’s consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease, and all Options, if any, shall be deemed terminated and be of no further effect. If Tenant remains in possession of the Premises or any part thereof, after the expiration of the term hereof without Landlord’s consent, Tenant shall, at Landlord’s option, be treated as a tenant at sufferance or a trespasser, and the Base Rent shall be one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease term. Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

30. LANDLORD’S ACCESS.

30.1 ACCESS. Landlord and Landlord’s agents, contractors and employees shall have the right to enter the Premises at reasonable times upon at least twenty four (24) hours advance written or telephonic notice to Tenant (except in the case of any emergency, where no advance notice shall be required) for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders or (during the final nine (9) months of the Lease term) tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access. Landlord may at any time place on or about the Building for sale or for lease signs. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of or access to the Premises in connection with any such entry, and, at Tenant’s option, Tenant may provide a representative to accompany the persons entering the Premises. Without limiting the foregoing, except in an emergency or to perform necessary repairs, Landlord shall not enter any portion of the Premises identified to Landlord as an area containing sensitive operations (such as a blood lab or a clean room).

31. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties.

32. EASEMENTS. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions do not significantly interfere with the use of the Premises by Tenant or impose material financial burdens on Tenant. The easements referred to above may include, but are not limited to, utility easements, drainage easements, access easements, easements relating to common walls and related covenants, conditions and restrictions. Tenant shall sign, and if requested acknowledge, any of the aforementioned documents within ten (10) days after Landlord’s request, and Tenant’s failure to do so shall constitute a material default by Tenant. The obstruction of Tenant’s view, air or light by any structure erected in the vicinity of the Premises, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

33. TRANSPORTATION MANAGEMENT. Tenant shall fully comply at its sole expense with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution or traffic in and around the Premises or the metropolitan area in which the Premises is located.

34. SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

35. TIME OF ESSENCE. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

36. DEFINITION OF ADDITIONAL RENT. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Operating Expenses, Real Property Taxes and late charges shall be deemed to be rent.

37. INCORPORATION OF PRIOR AGREEMENTS. This Lease and the attachments listed in Section 1.13 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord nor any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or concerning any other matter addressed by this Lease.

38. AMENDMENTS. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. One or more emails signed by one or more parties shall never constitute a writing signed by the parties that is capable of amending or modifying the Lease.

39. NOTICES. All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service regular mail, (c) by U.S. Postal Service certified mail, return receipt requested or (d) by U.S. Postal Service Express Mail, Federal Express or other overnight courier, and shall be deemed sufficiently given if served in a manner specified in this section. Notices may not be given by email, and email notices shall not be binding on Landlord or Tenant for any purpose; provided, however, Tenant shall be permitted to deliver to Landlord by email a new Hazmat Certificate (a “New Hazmat Certificate Notice”). A New Hazmat Certificate Notice shall only be effective after it is actually received by Landlord and its receipt has been acknowledged by Landlord. Any notice permitted or required hereunder, and any notice to pay rent or quit or similar notice, shall be deemed personally delivered to Tenant on the date the notice is personally delivered to any employee of Tenant at the Premises. The addresses set forth in Section 1.14 of this Lease shall be the address of each party for notice purposes. Landlord or Tenant may by written notice to the other specify a different address for notice purposes, except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for the purpose of mailing or delivering notices to Tenant. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant. Any notice sent by regular mail or by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service. Notices delivered by U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered by the carrier to the appropriate party’s address for notice purposes. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day. Nothing contained herein shall be construed to limit Landlord’s right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this section have been met.

40. WAIVERS. No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives any claim it may have against Landlord based on Landlord’s failure to comply with Section 1938 of the California Civil Code.

41. COVENANTS. This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

42. BINDING EFFECT; CHOICE OF LAW. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Premises is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Premises is located.

43. ATTORNEYS’ FEES. If Landlord or Tenant brings an action or any other proceeding to enforce the terms hereof or declare rights hereunder, or to raise claims or defenses with respect to this Lease or the exhibits attached hereto, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

44. AUCTIONS. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction or going-out-of-business sale upon the Premises.

45. MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

46. QUIET POSSESSION. Subject to the other terms and conditions of this Lease, and provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

47. AUTHORITY. If Tenant is a corporation, trust, limited liability company, limited liability partnership or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust, limited liability company, limited liability partnership or other partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

48. CONFLICT. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, exhibits, addenda or riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

49. MULTIPLE PARTIES. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant. Service of a notice in accordance with Section 39 on one Tenant shall be deemed service of notice on all Tenants.

50. INTERPRETATION. This Lease shall be interpreted as if it was prepared by both parties, and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease, the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.

51. PROHIBITION AGAINST RECORDING. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

52. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

53. PATRIOT ACT. Tenant represents to Landlord that, (i) neither Tenant nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” or other governmental action, (ii) Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) and (iii) throughout the term of this Lease, Tenant shall comply with the Executive Order and with the Money Laundering Act.

54. CONFIDENTIALITY. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

55. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

56. EXECUTION.

56.1 COUNTERPARTS. This Lease and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document.

56.2 ELECTRONIC SIGNATURES. Each of Landlord and Tenant shall have the right to insert the name of the person executing a Document on behalf of such party in its signature block using an electronic signature (an “Electronic Signature”), and in this event the Document delivered to the other party will not include an original ink signature and the signing party shall have no obligation to provide a copy of such Document to the other party with the signing party’s original ink signature. A Document delivered by either party with an Electronic Signature shall be binding on such party as if the Document had been originally executed by such party with an ink signature.

56.3 ELECTRONIC FORMAT. A Document executed by Landlord or Tenant and delivered to the other party in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature.

56.4 GENERALLY. This Section describes the only ways in which Documents may be executed and delivered by the parties. An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord. An email from Tenant, its agents, brokers, attorneys, employees or other representatives shall never constitute Tenant’s Electronic Signature or be otherwise binding on Tenant. Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures. No party shall have an obligation to retain copies of Documents with original ink signatures, and each party shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED COPY OF THIS LEASE TO TENANT IN THE MANNER SET FORTH IN THIS LEASE. THE DELIVERY OF A DRAFT OF THIS LEASE TO TENANT SHALL NOT CONSTITUTE AN AGREEMENT BY LANDLORD TO NEGOTIATE IN GOOD FAITH, AND LANDLORD EXPRESSLY DISCLAIMS ANY LEGAL OBLIGATION TO NEGOTIATE IN GOOD FAITH.

[Remainder of this page left intentionally blank.]

LANDLORD:

The Realty Associates Fund XI Portfolio, L.P., a Delaware limited partnership

By:	The Realty Associates Fund XI, L.P., a Delaware limited partnership, general partner

	By:	Realty Associates Fund XI, LLC, a Delaware limited liability company, general partner

		By:	/s/ John Powell
		Name:	John Powell
Title:

TENANT:

Intuity Medical, Inc.,
a Delaware corporation

By:	/s/ Robb Hesley
Robb Hesley
(print name)

Its	Chief Operating Officer
(print title)

EXHBIT A

PREMISES

The following diagram is intended only to show the general layout of the Premises, and shall not be interpreted to increase or decrease the size of the Premises. Exhibit A is not to be scaled and any measurements or distances shown on Exhibit A are approximates.

LEGEND OF SYMBOLS & ABBREVIATIONS
WEST WARREN AVENUE
BAYSIDE PARKWAY
BUILDING 20
TRACT MAP 4876
LINE AND CURVE TABLE
GRAPHIC SCALE

A-1

EXHBIT B

Intentionally omitted.

B-1

EXHBIT C

FORM OF HAZMAT CERTIFICATE

General Information

Name of Responding Company:

Mailing Address:

Signature:

Title: Phone:

Date:____________ Age of Facility: _________________ Length of Occupancy:

Major products manufactured and/or activities conducted on the property:

Type of Business Activity(ies): (check all that apply)	Hazardous Materials Activities: (check all that apply)

____________ machine shop	____________ degreasing
____________ light assembly	____________ chemical/etching/milling
____________ research and development	____________ wastewater treatment
____________ product service or repair	____________ painting
____________ photo processing	____________ striping
____________ automotive service and repair	____________ cleaning
____________ manufacturing	____________ printing
____________ warehouse	____________ analytical lab
____________ integrated/printed circuit	____________ plating
____________ chemical/pharmaceutical product	____________ chemical/missing/synthesis
____________ silkscreen
____________ lathe/mill machining
____________ deionizer water product
____________ photo masking
____________ wave solder
____________ metal finishing

HAZARDOUS MATERIALS/WASTE HANDLING AND STORAGE

A. Are hazardous materials handled on any of your shipping and receiving docks in container quantities greater than one gallon? ________Yes ________No

B. If Hazardous materials or waste are stored on the premises, please check off the nature of the storage and type(s) of materials below:

Types of Storage Container	Type of Hazardous Materials and/or Waste Stored
(list above-ground storage only)

____________ 1 gallon or 3 liter bottles/cans	____________ acid
_________________________________________________________
____________ 5 to 30 gallon carboys	____________ phenol
____________ 55 gallon drums	____________ caustic/alkaline cleaner
____________ tanks	____________ cyanide
____________ photo resist stripper
____________ paint
____________ flammable solvent
____________ gasoline/diesel fuel
nonflammable/chlorinated solvent
____________ oil/cutting fluid

C. Do you accumulate hazardous waste onsite? ________Yes ________No If yes, how is it being handled?

____________ on-site treatment or recovery
____________ discharged to sewer
____________ hauled offsite	If hauled offsite, by whom________________________
____________ incineration

D. Indicate your hazardous waste storage status with Department of Health Services:

____________ generator
____________ interim status facility
____________ permitted TSDF
____________ none of the above

WASTEWATER TREATMENT/DISCHARGE

A. Do you discharge industrial wastewater to:

____________ sewer
____________ storm drain
____________ surface water
____________ no industrial discharge

B. Is your industrial wastewater treated before discharge? ________Yes ________No If yes, what type of treatment is being conducted?

____________ neutralization
____________ metal hydroxide formation
____________ closed-loop treatment
____________ cyanide destruct
____________ HF treatment
____________ other

SUBSURFACE CONTAINMENT OF HAZARDOUS MATERIALS/WASTES

A. Are buried tanks/sumps being used for any of the following:

____________ hazardous waste storage

____________ chemical storage

____________ gasoline/diesel fuel storage

____________ waste treatment

____________ wastewater neutralization

____________ industrial wastewater treatment

____________ none of the above

B. If buried tanks are located onsite, indicate their construction: ________steel ________fiberglass ________concrete ________inside open vault ________double walled

C. Are hazardous materials or untreated industrial wastewater transported via buried piping to tanks, process areas or treatment areas? ________Yes ________No

D. Do you have wet floors in your process areas? ________Yes ________No If yes, name processes:________________________________________________________________________

E. Are abandoned underground tanks or sumps located on the property? ________Yes ________No
HAZARDOUS MATERIALS SPILLS

A. Do you discharge industrial wastewater to:

____________ the sewer ____________ the storm drain ____________ onto the property ____________ no spills have occurred

B. Have you experienced any leaking underground tanks or sumps? ________Yes ________No

C. If spills have occurred, were they reported? ________Yes ________No Check which the government agencies that you contacted regarding the spill(s):

____________ Department of Health Services
____________ Department of Fish and Game
____________ Environmental Protection Agency
____________ Regional Water Quality Control Board
____________ Fire Department

D. Have you been contacted by a government agency regarding soil or groundwater contamination on your site? ________Yes ________No

Do you have exploratory wells onsite? ________Yes ________No

If yes, indicate the following:

Number of wells: ________ Approximate depth of wells: ________ Well diameters: ________

PLEASE ATTACH ENVIRONMENTAL REGULATORY PERMITS, AGENCY REPORTS THAT APPLY TO YOUR OPERATION AND HAZARDOUS WASTE MANIFESTS.

Check off those enclosed:

____________ Hazardous Materials Inventory Statement, HMIS
____________ Hazardous Materials Management Plan, HMMP
____________ Department of Health Services, Generatory Inspection Report
____________ Underground Tank Registrations
____________ Industrial Wastewater Discharge Permit
____________ Hazardous Waste Manifest

EXHBIT D

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Agreement”) is dated for reference purposes the ______ day of _______________ 20__, and is entered into by and among _______________ (“Assignor”), ___________________ (“Assignee”), and __________________ (“Landlord”), with reference to the following facts and circumstances:

A Landlord and Assignor are the landlord and tenant, respectively, under that certain Standard Industrial Lease (the “Lease”). The Lease provides for Assignor’s lease of certain premises (the “Premises”) consisting of approximately 61,824 square feet of space located at 3500—3550 West Warren Avenue, Fremont, California.

B Assignor desires to assign to Assignee all its right, title and interest in and to the Lease. The Lease provides that Assignor may not assign the Lease without the prior written consent of Landlord, and Landlord is willing to consent to said assignment on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Assignment. Effective on _______, 20__ (the “Effective Date”), Assignor hereby assigns, sells, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Lease and the Premises, including, without limitation, any prepaid rents and security deposits under the Lease.

2. Acceptance. Effective on the Effective Date, Assignee hereby accepts said assignment, sale, transfer and conveyance of the Lease and the Premises, and Assignee hereby covenants and agrees, for the benefit of Landlord and Assignor, to pay all rent and other sums payable by Assignor under the Lease, and to keep, perform and be bound by all of the terms, covenants and conditions required to be performed by Assignor under the Lease.

3. Consent. Landlord hereby consents to said assignment and assumption on the following terms and conditions (which terms and conditions are hereby approved by Assignor and Assignee by virtue of their execution of this Agreement):

(a) Assignor shall remain liable for the payment and performance of all obligations of the tenant under the Lease, including, without limitation, the payment of all rent and other sums specified therein;

(b) Nothing contained in this Agreement shall be construed to modify or amend the Lease in any manner or be deemed a waiver by Landlord of any terms or conditions of the Lease, including, without limitation, Landlord’s right to approve any subsequent assignment or subletting of the Lease or Premises;

(c) Landlord may consent to subsequent assignments or sublettings of the Lease or to any amendments or modifications thereto without notifying Assignor and without obtaining Assignor’s consent thereto, and no such action shall serve to release or relieve Assignor from its liability under the Lease; and

(d) Any special rights under the Lease which by their terms are personal or non-assignable (including, but not limited to, any extension, expansion, use, early termination and signage rights that by their terms are personal or non-assignable) are not being assigned by this Agreement (notwithstanding anything to the contrary contained herein), and to the extent that such rights by their terms no longer apply after an assignment, then such rights shall be of no further force or effect.

4. Acknowledgment of No Defaults. Assignor and Assignee acknowledge and agree that the Lease is in full force and effect and has not been amended or modified in any respect, that Landlord is not in breach or default in the performance of any of its obligations under the Lease, and that there is no fact or circumstance which, with the giving of notice or the passage of time or both, would constitute such a breach or default, except as follows: _________________.

5. Representation and Warranty. Assignor and Assignee hereby represent and warrant to Landlord that the Premises will be used for the same purposes permitted by Section 1.6 of the Lease subsequent to the assignment and that no “Transfer Premium” (as that term is defined in Section 15.5 of the Lease) will be payable by Assignee or earned by Assignor in connection with the assignment. The foregoing representation and warranty shall survive the assignment and the execution and delivery of this Agreement.

6. Consent of Guarantors. Notwithstanding anything to the contrary set forth in this Agreement, if the Lease was guaranteed at the time of execution or at any time prior to this Agreement by any guarantor, then Landlord’s consent to the assignment shall be null and void and of no force and effect unless Landlord receives a counterpart of this Agreement indicating approval thereof by any and all such guarantors and their spouses, if any, in form and substance satisfactory to Landlord, to be delivered concurrently with Assignor’s execution of this Agreement.

7. Waivers. Assignor hereby waives its right to assert any defense to its liability under the Lease based on (a) Assignor’s right to require Landlord to proceed against Assignee or to proceed against or exhaust any security held by Landlord at any time; (b) (intentionally omitted); (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (d) Landlord’s failure to make any demand for performance or to give a notice of nonperformance to Assignee; (e) any defense based upon an election of remedies by Landlord; (f) any duty on the part of Landlord to disclose to Assignor any facts Landlord may now or hereafter know about Assignee, it being understood and agreed that Assignor is fully responsible for becoming and remaining informed of the financial condition of Assignee and of any and all circumstances bearing on the risk of nonperformance of any obligation arising under the Lease (an “Obligation”); (g) any rights or benefits in favor of Assignor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 or under 11 U.S.C. Sections 364 or 1111(b), or any amendment to any of the forgoing statutes; (h) any transfer of Landlord’s interest in the Premises or the assignment of Landlord’s interest in the Lease; (i) any transfer of Assignee’s interest as Assignee under the Lease or any portion thereof or any sublease or assignment by Assignee; (j) any merger or consolidation of Assignee or sale of all or a substantial portion of Assignee’s assets; (k) any sale of all or any portion of any capital stock of Assignee or partnership interest in Assignee owned by Assignor or (l) any prior or concurrent representation, understanding, promise or condition concerning the subject matter hereof which is not expressed herein. Assignor’s liability under the Lease shall not be deemed to have been waived, released, discharged, limited, impaired or affected by reason of (a) the expiration or termination of the Lease; (b) the release or discharge of Assignee in any receivership, bankruptcy or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease by any party in any such proceeding or the amendment of the Lease in any such proceeding; (c) the repossession of the Premises; (d) any amendment, extension, renewal or modification of the terms of the Lease without Assignor’s consent or (e) any waiver by Landlord of any provisions of the Lease or any failure by Landlord to enforce the provisions thereof. Assignor hereby assigns to Landlord any rights Assignor may have to file a claim and proof of claim in any bankruptcy or similar proceeding of Assignee and any awards or payments thereon to which Assignor would otherwise be entitled, to the extent of any unsatisfied Obligation.

8. No Release. Nothing in this Agreement shall release Assignor from any of its obligations under the Lease.

9. Notices. All notices required or permitted to be given to the tenant under the Lease shall be given in accordance with the terms of Section 39 to Assignee at the following address:

10. Governing Law and Attorneys’ Fees. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State in which the Premises is located (other than its rules and laws relating to choice of law), with venue in the County in which the Premises is located. If any party to this Agreement brings an action or any other proceeding to enforce the terms hereof or declare rights hereunder, or to raise claims or defenses with respect to this Agreement or the exhibits attached hereto, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment.

11. Preparation of Agreement. Assignor and Assignee acknowledge and agree that Landlord has caused this Agreement to be prepared solely for Landlord’s benefit and has not undertaken to prepare this Agreement in a manner that addresses the legal or other concerns of Assignor and/or Assignee. Landlord makes no representation or warranty to Assignee or Assignor concerning the legal effect of this Agreement or that this Agreement accurately reflects Assignor’s and Assignee’s agreement concerning the assignment of the Lease. Assignor and Assignee acknowledge that they have been given the opportunity to have this Agreement reviewed by their respective legal counsel, and that they are solely responsible for (a) determining if this Agreement accurately reflects their agreement concerning the assignment of the Lease and (b) evaluating the legal and tax ramifications of entering into this Agreement. If Landlord’s legal counsel assisted in the preparation of this Agreement, Landlord’s legal counsel represents Landlord only, has not provided any legal advice to Assignor or Assignee and makes no representation to Assignor or Assignee concerning the legal effect of this Agreement.

12. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns, subject to all restrictions contained in the Lease or this Agreement with respect to assignment, subleasing or other transfer. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, which are inconsistent herewith. No amendment, modification or change herein will be effective unless Landlord shall have given its prior written consent thereto. This Agreement may be amended only in writing, signed by all parties hereto.

13. Execution. This Agreement and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document. Landlord, Assignor and Assignee shall have the right to insert the name of the person executing a Document on behalf of Landlord, Assignor or Assignee in Landlord’s, Assignor’s or Assignee’s signature block using an electronic signature (an “Electronic Signature”). A Document delivered by Landlord, Assignor or Assignee with an Electronic Signature shall be binding on such party as if the Document had been originally executed using an ink signature. A Document executed by Landlord,

Assignee and/or Assignor and delivered to the other party(ies) in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature. At any time upon Landlord’s written request, Assignee and Assignor shall provide Landlord with a printed copy of the Document with an original ink signature. This Section describes the only ways in which Documents may be executed and delivered by the parties. An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord. Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures. Landlord shall have no obligation to retain copies of Documents with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.

14. Reimbursement of Costs. As a condition to the effectiveness of Landlord’s consent to the assignment of the Lease, Assignor agrees to pay Landlord as additional rent concurrently with Assignor’s delivery to Landlord of a copy of this Agreement executed by Assignor (a) an administrative fee in the amount of $500 plus (b) the attorney’s fees incurred by Landlord in connection with the preparation, revision and negotiation of this Consent. Landlord’s acceptance of such fees shall impose no duty on Landlord to approve the assignment.

IN WITNESS WHEREOF, the following parties have executed this Agreement as of the date first above written.

ASSIGNOR:

By:

(print name)

Its:

(print title)

ASSIGNEE:

By:

(print name)

Its:

(print title)

LANDLORD:

CONSENT TO SUBLEASE

This Consent to Sublease (“Consent”) is dated for reference purposes the ______________ day of ______________ and is entered into by and among ______________ (“Tenant”), ______________ (“Subtenant”) and ______________ (“Landlord”), with reference to the following recitals:

RECITALS

A. Landlord and Tenant are the parties to that certain lease (the “Master Lease”) respecting certain premises consisting of the property located at 3500 – 3550 West Warren Avenue, Fremont, California (the “Premises”) and the building located at the Premises (the “Building”).

B. Tenant and Subtenant wish to enter into a sublease (the “Sublease”) respecting the portion of the Premises described in the Sublease (the “Sublease Premises”).

C. The Master Lease provides that Tenant may not enter into any sublease without Landlord’s prior written approval, and Landlord is willing to approve the Sublease on the following terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sublease. Tenant and Subtenant hereby represent that a true and complete copy of the Sublease is attached hereto as Exhibit A and incorporated herein by this reference, and Tenant and Subtenant agree that the Sublease shall not be modified without Landlord’s prior written consent.

2. Landlord and Tenant Liability. Neither the Master Lease, the Sublease nor this Consent shall be deemed to grant Subtenant any rights whatsoever against Landlord. Landlord is not a party to the Sublease and shall have no liability to Tenant, Subtenant or any broker based on or arising out of the Sublease. Subtenant hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Sublease Premises shall be solely against Tenant. This Consent shall not release Tenant from any existing or future duty, obligation or liability to Landlord pursuant to the Master Lease, nor shall this Consent change, modify or amend the Master Lease in any way. This consent shall not be deemed Landlord’s consent to any further subleases.

3. Attornment.

(a) In the event of Master Lease Termination (as hereinafter defined) prior to the termination of the Sublease, at Landlord’s option, Subtenant agrees to attorn to Landlord and to recognize Landlord as Subtenant’s landlord under the Sublease, upon the terms and conditions and at the rental rate specified in the Sublease, and for the then remaining term of the Sublease, except that Landlord shall not be bound by any provision of the Sublease which in any way increases Landlord’s duties, obligations or liabilities to Subtenant beyond those owed to Tenant under the Master Lease. Subtenant agrees to execute and deliver at any time and from time to time, upon request of Landlord, any instruments which may be necessary or appropriate to evidence such attornment. Landlord shall not (i) be liable to Subtenant for any act, omission or breach of the Sublease by Tenant, (ii) be subject to any offsets or defenses which Subtenant might have against Tenant, (iii) be bound by any rent or additional rent which Subtenant might have paid in advance to Tenant, (iv) be bound to honor any rights of Subtenant in any security deposit made with Tenant except to the extent Tenant has turned over such security deposit to Landlord, (v) be obligated in any manner with respect to the transfer, delivery, use or condition of any furniture, equipment or other personal property in the Sublease Premises which Tenant agreed would be transferred to Subtenant or which Tenant agreed could be used by the Subtenant during the term of the Sublease or (vi) be liable for the payment of any improvement allowance or to otherwise modify the Sublease Premises. Tenant hereby agrees that in the event of Master Lease Termination, Tenant shall immediately pay or transfer to Landlord any security deposit, rent or other sums then held by Tenant. Landlord shall have the right, in Landlord’s sole discretion, to elect not to have Subtenant attorn to Landlord and, in this event, the Sublease shall be deemed terminated on the date of Master Lease Termination and, Landlord shall have no obligation to permit Subtenant to continue to occupy the Premises.

(b) “Master Lease Termination” means any event, which by voluntary or involuntary act or by operation of law, causes the Master Lease to be terminated, expired, be cancelled, be foreclosed against, or otherwise come to an end, including but not limited to (i) a default by Tenant under the Master Lease of any of the terms or provisions thereof; (ii) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Master Lease is subject; or (iii) the termination of Tenant’s leasehold estate by dispossession proceeding or otherwise.

(c) In the event of attornment hereunder, Landlord’s liability shall be limited to matters arising during Landlord’s ownership of the Building, and in the event that Landlord (or any successor owner) shall convey or dispose of the Building to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations of this Consent or the Sublease to be performed by Landlord which first arise after the date of conveyance, including the return of any security deposit, and Subtenant shall attorn to such other party, and Landlord (or such successor owner) shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Subtenant for any default by Landlord under this Consent or the Sublease after such attornment, or arising in connection with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the Sublease Premises, shall be limited to the interest of the Landlord in the Building (and proceeds thereof). Under no circumstances shall any present or future employee, officer, agent, partner or member of Landlord have any personal liability for the performance of Landlord’s obligations under this Consent.

4. Payment of Rent by Subtenant. In addition to Landlord’s rights under Section 3 hereof, in the event Tenant is in default under any of the terms and provisions of the Master Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease, and upon receipt of Landlord’s notice, Subtenant shall thereafter pay to Landlord any and all sums becoming due or payable under the Sublease and Tenant shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant. Neither the service of such written notice nor the receipt of such direct payments shall cause Landlord to assume any of Tenant’s duties, obligations and/or liabilities under the Sublease, nor shall such event impose upon Landlord the duty or obligation to honor the Sublease, nor subsequently to accept Subtenant’s attornment pursuant to Section 3(a) hereof.

5. Subtenant Acknowledgement. Subtenant hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Master Lease and agrees not to do or omit to do anything which would cause Tenant to be in breach of the Master Lease. Any such act or omission shall also constitute a breach of this Consent and shall entitle Landlord to recover any damage, loss, cost or expense which it thereby suffers, from Subtenant, whether or not Landlord proceeds against Tenant. Subtenant hereby assumes and agrees to perform for Landlord’s benefit all of the indemnity and insurance obligations of the Tenant under the Master Lease with respect to the Sublease Premises, provided that the foregoing shall not be construed as relieving or releasing Tenant from any such obligations. Prior to entering the Sublease Premises, Subtenant shall deliver to Landlord certificates of insurance and an endorsement adding Landlord as an additional insured all as more particularly required by the insurance provisions of the Master Lease. Subtenant shall not further sublease the Sublease Premises, assign its interest as the Subtenant under the Sublease or otherwise transfer its interest in the Sublease Premises or the Sublease to any person or entity without the written consent of Landlord, which Landlord may withhold in its sole discretion.

6. Parking and Services. Any parking rights granted to Subtenant pursuant to the Sublease shall be satisfied out of the parking rights, if any, granted to Tenant under the Master Lease. Tenant hereby authorizes Subtenant, as agent for Tenant, to obtain services and materials for or related to the Sublease Premises, and Tenant agrees to pay for such services and materials as additional rent under the Master Lease upon written demand from Landlord. However, as a convenience to Tenant, Landlord shall have the right, but not the obligation, to bill Subtenant directly for such services and materials, or any portion thereof, in which event Subtenant shall pay for the services and materials so billed upon written demand, provided that such billing shall not relieve Tenant from its primary obligation to pay for such services and materials.

7. Notices. Landlord may deliver notices to Subtenant at the Sublease Premises in the same manner as Landlord is entitled to deliver notices to Tenant pursuant to the Master Lease. If Tenant is subleasing the entire Premises or otherwise vacating the Premises, Tenant’s new address for notices to Tenant under the Master Lease shall be as follows: _____________________; and if no address is filled in at the preceding blank (or if a post office box address is used for the preceding blank), then Landlord may continue to send notices to Tenant at the address(es) provided in, and in accordance with the terms of, the Master Lease.

8. Reimbursement of Costs. As a condition to the effectiveness of Landlord’s consent to the Sublease, Tenant agrees to pay Landlord concurrently with Tenant’s delivery of an executed counterpart hereof, (i) $500.00 to compensate Landlord for its internal administrative costs in processing this Consent; plus (ii) Landlord’s reasonable attorneys’ fees incurred in connection with this Consent; both of which shall be additional rent. Landlord’s acceptance of such fee shall impose no duty on Landlord to approve the Sublease. Tenant shall also promptly pay Landlord any share of bonus rents, or other items required under the Master Lease in connection with subleases.

9. Generally. This Consent shall be binding upon and inure to the benefit of the parties’ respective successors and assigns, subject to all agreements and restrictions contained in the Master Lease, the Sublease and herein with respect to subleasing, assignment, or other transfer. The agreements contained herein constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith. This Consent may be amended only in writing, signed by all parties hereto. Each signatory of this Consent represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. If any party to this Consent brings an action or any other proceeding to enforce the terms hereof or declare rights hereunder, or to raise claims or defenses with respect to this Consent or the exhibits attached hereto, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. If the Master Lease is guaranteed by any person or entity, Landlord’s consent is conditioned upon the execution of this Consent where provided below by the guarantor.

10. Execution. This Consent and any documents or addenda attached hereto (collectively, the “Documents”) may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which together shall have the same force and effect as if the parties had executed a single copy of the Document. Landlord, Tenant and Subtenant shall have the right to insert the name of the person executing a Document on behalf of Landlord, Tenant or Subtenant in Landlord’s, Tenant’s or Subtenant’s signature block using an electronic signature (an “Electronic Signature”). A Document delivered by Landlord, Tenant or Subtenant with an Electronic Signature shall be binding on such party as if the Document had been originally executed using an ink signature. A Document executed by Landlord, Tenant and Subtenant and delivered to the other party(ies) in PDF, facsimile or similar electronic format (collectively, “Electronic Format”) shall be binding on the party delivering the executed Document with the same force and effect as the delivery of a printed copy of the Document with an original ink signature. This Section describes the only ways in which Documents may be executed and delivered by the parties. An email from Landlord, its agents, brokers, attorneys, employees or other representatives shall never constitute Landlord’s Electronic Signature or be otherwise binding on Landlord. Subject to the limitations set forth above, the parties agree that a Document executed using an Electronic Signature and/or delivered in Electronic Format may be introduced into evidence in a proceeding arising out of or related to the Document as if it was a printed copy of the Document executed by the parties with original ink signatures. Landlord shall have no obligation to retain copies of Documents with original ink signatures, and Landlord shall have the right, in its sole discretion, to elect to discard originals and to retain only copies of Documents in Electronic Format.

11. [ADDRESS PROFIT SHARING, IF APPLICABLE]

12. [ADDRESS TIs AND RESTORATION, IF APPLICABLE]

IN WITNESS WHEREOF, the following parties have executed this Consent as of the date first above written.

LANDLORD:

[INSERT LANDLORD ENTITY SIGNATURE BLOCK]

TENANT:

By:

(print name)

Its:

(print title)

SUBTENANT:

By:

(print name)

Its:

(print title)

Exhibit A to Consent to Sublease

(Copy of Sublease)

EXHBIT E

ADDENDUM TO STANDARD INDUSTRIAL LEASE (THE “LEASE”)

BETWEEN THE REALTY ASSOCIATES FUND XI PORTFOLIO, L.P. (“LANDLORD”)

AND INTUITY MEDICAL, INC. (“TENANT”)

It is hereby agreed by Landlord and Tenant that the provisions of this Addendum are a part of the Lease. If there is a conflict between the terms and conditions of this Addendum and the terms and conditions of the Lease, the terms and conditions of this Addendum shall control. Capitalized terms in this Addendum shall have the same meaning as capitalized terms in the Lease.

1. Abatement of Rent. Landlord hereby agrees to conditionally waive the Base Rent due for the months of January, February, March, April and May 2021. No amounts due to Landlord under the Lease other than the Base Rent referred to above shall be conditionally waived. In the event Tenant commits a default as defined in the Lease pursuant to which Landlord terminates the Lease, the unamortized portion of all Base Rent that Landlord conditionally waived shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord. If the Lease expires in accordance with its terms, and does not terminate as a result of a default by Tenant, Landlord agrees to permanently waive the Base Rent it has conditionally waived.

2. Landlord Work. Landlord shall complete the work described on Exhibit 2 attached hereto at Landlord’s sole cost and expense using building standard materials and procedures (the “Landlord Work”). Landlord shall use commercially reasonable efforts to complete the Landlord Work on or before January 1, 2021. Landlord and Tenant shall mutually agree upon the date for Landlord’s commencement of the Landlord Work, and the schedule for Landlord’s completion of the Landlord Work. Thereafter, Landlord shall give Tenant no less than five (5) business days’ notice prior to actual commencement of the Landlord Work. Tenant agrees to move, from time to time, at Tenant’s sole cost and expense, its furniture, inventory, equipment, computers, telephones, cabling and other personal property located at the Premises (the “Personal Property”) to the extent necessary to permit Landlord’s contractors to complete the Landlord Work in an expeditious manner. Landlord and Landlord’s contractors shall have no obligation to move any of Tenant’s Personal Property. Tenant shall be obligated to cause its Personal Property to be moved promptly during the completion of the Landlord Work in accordance with Landlord’s construction schedule. Landlord shall use reasonable efforts to keep Tenant informed of Landlord’s construction schedule. Tenant acknowledges that Landlord’s contractors will complete the Landlord Work while Tenant occupies the Premises, that the completion of the Landlord Work will prevent Tenant from using parts of the Premises from time to time and that the completion of the Landlord Work will create noise dust and debris that will interfere with Tenant’s use of the Premises. Tenant acknowledges and agrees that it shall have no right to any abatement of rent or to recover any other damages from Landlord due to its inability to use portions of the Premises while the Landlord Work is being completed or due to interference with its business operations caused by the completion of the Landlord Work; provided, that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s operations during the Landlord’s performance of the Landlord Work, and provided further that Landlord shall have no obligation to incur overtime charges or other extraordinary expenses. If Landlord believes that Tenant has materially interfered with Landlord’s performance of the Landlord Work, so as to cause a delay in the completion of same, Landlord shall give Tenant prompt notice of such material interference, and Landlord and Tenant shall attempt to resolve the situation within one (1) business day after Tenant’s receipt of such notice. If due to delays caused by Tenant the Landlord Work has not been completed by June 30, 2021 Landlord shall have no further obligation to complete the Landlord Work. Based on the Bruker Lease (as defined in Section 3 of the Lease) Landlord previously requested that Bruker pay for the cost of some of the Landlord Work. Bruker subsequently requested that Tenant pay for some of these costs based on the Sublease (as defined in Section 3 of the Lease). Landlord hereby agrees that it shall not require Bruker to pay for any portion of the Landlord Work that Tenant is obligated to pay for based on the Sublease.

3. Abandoned HVAC Equipment. Tenant shall have no obligation to pay for the maintenance, repair, replacement or removal of any abandoned HVAC equipment and its associated equipment (e.g., wiring, piping etc.) that no longer functions and that is located at the Premises on the date of this Lease (the “Abandoned HVAC Equipment”). Landlord shall have the right, but not the obligation, to remove some or all of the Abandoned HVAC Equipment at any time and from time to time at Landlord’s sole cost and expense.

4. Letter of Credit.

(a) Delivery of Letter of Credit. On or before December 1, 2020, and as a condition to Landlord’s obligations under the Lease, Tenant covenants and agrees to deliver to Landlord at Tenant’s sole cost and expense an irrevocable standby letter of credit (the “L/C”) in the form of, and upon all of the terms and conditions contained in, Exhibit 1 attached hereto and incorporated herein by reference. The L/C shall be issued by Silicon Valley Bank or by another state or national bank chartered in the United States that is acceptable to Landlord in Landlord’s sole and absolute discretion, having a place of business where the L/C can be presented for payment in California (hereinafter the “Original Issuing Bank”). The L/C shall provide for one (1) or more draws by Landlord or its transferee up to the aggregate amount of US $1,404,268.15 (the “L/C Amount”) on the terms and conditions of Exhibit 1.

(b) Renewal of L/C. Tenant shall, at Tenant’s sole cost and expense, maintain the L/C in effect from December 1, 2020 until the date which is sixty (60) days after Tenant shall have performed all of its obligations under the Lease (said period is hereinafter referred to as the “L/C Term”). If the expiration date of the L/C (or any renewal or replacement L/C provided pursuant to this Addendum section) occurs prior to the end of the L/C Term, then Tenant shall deliver to Landlord a renewal of the L/C or a replacement L/C meeting all of the terms and conditions of this Addendum section, not later than sixty (60) days prior to the then-applicable expiration date. Each L/C provided pursuant to this Addendum section shall have an expiration date which is at least one (1) year from such L/C’s date of issue except where the then-applicable expiration date of the L/C is less than one (1) year from the end of the L/C Term, in which case the renewal or replacement L/C shall be for such lesser period. The issuing bank’s agreement to place an automatic renewal provision in the L/C, as required pursuant to said Exhibit 1, shall not relieve or release Tenant from its obligation to provide a renewal or replacement L/C on the terms hereinabove stated, it being understood that any such automatic renewal is an independent obligation of the issuing bank which is intended for Landlord’s sole benefit. If Tenant fails to provide the renewal or replacement L/C not later than sixty (60) days prior to the then-applicable, stated expiration date (excluding automatic renewal provisions), such failure shall be a default by Tenant, and Landlord shall have the right, without notice or demand, on one or more occasions, to draw upon all or any part of the remaining proceeds of the L/C.

(c) Draw on Letter of Credit. Landlord may elect from time to time, in Landlord’s sole discretion, to draw upon all or any part of the remaining proceeds of the L/C upon the occurrence of one or more of the following events: (i) Tenant fails to perform any of its obligations under the Lease (including, but not limited to, its obligations under this Addendum section), and such failure constitutes a default by Tenant under the Lease after applicable notice and cure periods, or (ii) Tenant makes any assignment for the benefit of creditors, Tenant declares bankruptcy or is the subject of an involuntary bankruptcy proceeding, a trustee or receiver is appointed to take possession of some or all of Tenant’s assets or, in Landlord’s reasonable judgment, Tenant is insolvent (collectively, a “Bankruptcy Event”). In the event of a Bankruptcy Event, Landlord shall have no obligation to provide a notice of default to Tenant and Landlord shall have the immediate unconditional right to draw on the L/C without notice or demand to Tenant.

(d) Application of L/C Proceeds. Landlord may elect, from time to time, upon written notice to Tenant, in Landlord’s sole discretion, to apply the proceeds it receives from a draw on the L/C in one or more of the following manners: (i) as payment for some or all of the Base Rent, Operating Expenses, Real Property Taxes or other amounts owed by Tenant under the Lease but unpaid on the date of such draw, (ii) as payment for some or all of the future amounts of Base Rent, Operating Expenses, Real Property Taxes or other amounts that Landlord estimates will be due and payable under the Lease after the date of the draw, (iii) as payment for some or all of the damage Landlord may suffer as a result of Tenant’s failure to perform its obligations under the Lease, and/or (iv) in any other manner permitted by the Lease or applicable law. Landlord may make one or more partial draws under the L/C and shall have the right, upon written notice to Tenant, to treat each draw or a portion thereof in one or more of the ways described in the previous sentence. This L/C and it proceeds shall not be treated as a security deposit within the meaning of Section 1950.7 of the California Civil Code, and Tenant hereby waives Section 1950.7 of the California Civil Code and any other law or regulation that may be inconsistent with the terms and conditions of this Addendum section. Tenant acknowledges and agrees that Tenant has no interest in any L/C proceeds received by Landlord including, but not limited to, any reversionary or contingent interest.

(e) Enforcement. Tenant’s obligation to furnish the L/C shall not be released, modified or affected by any failure or delay on the part of Landlord to enforce or assert any of its rights or remedies under the Lease or this Addendum section, whether pursuant to the terms thereof or at law or in equity. Landlord’s right to draw upon the L/C shall be without prejudice or limitation to Landlord’s right to draw upon any security deposit provided by Tenant to Landlord or to avail itself of any other rights or remedies available to Landlord under the Lease or at law or equity.

(f) Deterioration of Financial Condition of Initial Issuing Bank. The Capital Ratios (as defined below) of the Initial Issuing Bank on the date the L/C is first issued are hereinafter referred to as the “Initial Capital Ratios”. If following the issuance of the L/C, (i) either of the Initial Capital Ratios decrease by more than ten percent (10%) or (ii) any other measure of capital or solvency of the Initial Issuing Bank falls below the minimum requirements of the governmental regulatory agencies with jurisdiction over the Initial Issuing Bank, at Landlord’s option, Landlord may require Tenant to replace the existing L/C with a new L/C (the “New L/C”) from a new bank (the “New Bank”). The New Bank’s Capital Ratios shall be the same or better than the Initial Capital Ratios and the New Bank shall be in compliance with all other capital and solvency requirements of the governmental regulatory agencies with jurisdiction over the New Bank. Tenant shall replace the existing L/C with a New L/C in the form of Exhibit 1 within thirty (30) days after Landlord’s written request. For purposes of this Section, “Capital Ratios” shall mean the Tier 1 and Tier 2 capital ratios calculated by a bank to determine if the bank satisfies certain capital requirements of the governmental regulatory agencies with jurisdiction over the bank. For example, assume that the Tier 1 capital ratio of the Initial Issuing Bank was 10% and it decreases to 8.9%. In this event the Landlord would have the right to require Tenant to provide a New L/C.

(g) Event of Default. Tenant’s failure to perform its obligations under this Addendum section 4 (time being of the essence) shall constitute a default under the Lease, and shall entitle Landlord to immediately exercise all of its rights and remedies under the Lease (including, but not limited to, rights and remedies under this Addendum section) or at law or in equity without notice or demand to Tenant.

(h) Reduction in Amount of L/C.

(1) Reduction Dates and Amounts. Provided that the Reduction Conditions (as defined below) are true on the applicable Reduction Date, on the First Reduction Date, Tenant shall have the right to reduce the L/C Amount by $351,067.04, on the Second Reduction Date, Tenant shall have the right to reduce the L/C Amount by $351,067.04, and on the Third Reduction Date, Tenant shall have the right to reduce the L/C Amount by $368,751.00. In no event shall the L/C Amount be reduced below $333,383.82. The “First Reduction Date” shall mean the last day of the thirtieth (30th) full calendar month of the initial term of the Lease; provided, however, if Tenant has not been Profitable in each of the four calendar quarters immediately preceding the thirtieth (30th) full calendar month of the initial term of the Lease, the First Reduction Date shall be delayed until Tenant has been Profitable for four consecutive calendar quarters. The “Second Reduction Date” shall mean the last day of the twenty-fourth (24th) full calendar month after the First Reduction Date; provided, however, if Tenant has not been Profitable in each of the four calendar quarters immediately preceding the last day of the twenty-fourth (24th) full calendar month after the First Reduction Date, the Second Reduction Date shall be delayed until Tenant has been Profitable for four consecutive calendar quarters. The “Third Reduction Date” shall mean the last day of the twenty-fourth (24th) full calendar month after the Second Reduction Date, and for avoidance of doubt, it is agreed that no measurement of profitability in the prior quarter or quarters shall be applicable in respect to the Third Reduction Date. Tenant shall be deemed to be “Profitable” in a calendar quarter if in that calendar quarter Tenant’s EBITDA (as defined below) was positive. A “Reduction Date”shall mean the First Reduction Date, the Second Reduction Date or the Third Reduction Date, as applicable.

(2) Reduction Conditions. The “Reduction Conditions” shall mean that on each Reduction Date all of the following are true: (A) Tenant has not committed a default as defined in Section 16 of the Lease at any time prior to the applicable Reduction Date, (B) prior to the applicable Reduction Date, Tenant has paid all Base Rent, Operating Expenses and other monies owed to Landlord under this Lease on or before the date such monies are due and payable by Tenant, (C) no Bankruptcy Event has occurred prior to the applicable Reduction Date and (D) prior to the applicable Reduction Date, Tenant has not assigned the Lease or subleased substantially all of the Premises for substantially all of the remaining term of the Lease except in connection with a Permitted Transfer.

(3) EBITDA. “EBITDA” shall mean revenue less expenses (excluding tax, interest, depreciation and amortization), and shall be reasonably determined by Landlord based on Tenant’s Financial Statements (as defined below). In order to establish whether Tenant was Profitable, Tenant shall be responsible for providing to Landlord the Financial Statements and any other information requested by Landlord. EBITDA shall be considered positive if EBITDA is greater than zero. If in any one of the four (4) calendar quarters immediately preceding the applicable Reduction Date EBITDA is not greater than zero, Tenant shall not be considered to be Profitable. “Financial Statements” shall mean audited financial statements prepared in accordance with generally accepted accounting principles together with any other information requested by Landlord.

(4) Reduction Documents. The documents evidencing the reduction of the L/C Amount shall be satisfactory to Landlord, in Landlord’s sole discretion.

(i) Conflict. If there is any conflict between the terms and conditions of this Addendum section and the terms and conditions of the Lease, the terms of this Addendum section shall control.

5. Option to Extend. Landlord hereby grants to Tenant the option to extend the term of the Lease for one (1) five (5)-year period (the “Extension Option”) commencing when the initial lease term expires upon each and all of the following terms and conditions:

(a) On a date which is prior to the date that the option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty (360) days, Landlord shall have received from Tenant a written notice of the exercise of the option to extend the Lease for said additional term (an “Exercise Notice”), time being of the essence. If the Exercise Notice is not so given and received, the Extension Option shall automatically expire, Tenant shall no longer have the right to give an Exercise Notice and this section shall be of no further force or effect. If Tenant gives an Exercise Notice, the Exercise Notice and Tenant’s exercise of the Extension Option shall be irrevocable. Tenant shall give the Exercise Notice using certified mail return receipt requested or some other method where the person delivering the package containing the Exercise Notice obtains a signature of the person accepting the package containing the Exercise Notice (e.g., by FedEx with the requirement that the FedEx delivery person obtain a signature from the person accepting the package). It shall be the obligation of Tenant to prove that Landlord received the Exercise Notice in a timely manner.

(b) All of the terms and conditions of the Lease except where specifically modified by this section shall apply.

(c) The monthly Base Rent payable during the option term shall be the Market Rate on the date the option term commences.

(d) The term “Market Rate” shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar building in the vicinity of the Building would accept at arm’s length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, but without limitation, operating expense, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a “net lease” basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space in the vicinity of the Building; provided, however, Tenant shall not be entitled to any tenant improvement allowance. If renewal tenants exercising similar market rate extension options are receiving a tenant improvement allowance, this fact shall be taken into consideration in determining the Market Rate. The Market Rate may also designate periodic rental increases and similar economic adjustments.

(e) If Tenant exercises the Extension Option, Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount on or before the date that is ninety (90) days prior to the date that the term of the Extension Option will commence. Tenant shall have fifteen business (15) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected, and Landlord and Tenant shall attempt to agree upon such Market Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope their final proposal as to the Market Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below.

(i) Landlord and Tenant shall meet with each other within five (5) business days after the Outside Agreement Date and exchange their sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker or agent who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of similar buildings in the geographical area of the Premises. Neither Landlord nor Tenant shall consult with such broker or agent as to his or her opinion as to the Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Premises is the closest to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements for determining Market Rate set forth herein. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information such party deems relevant to the determination of the Market Rate (“MR Data”), and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate and shall notify Landlord and Tenant of such determination.

(iii) The decision of the arbitrator shall be final and binding upon Landlord and Tenant.

(iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Superior Court for the county in which the Premises is located, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of the arbitration shall be paid by Landlord and Tenant equally.

(vi) Landlord shall have the right to require Tenant to execute and to deliver to Landlord an amendment to the Lease that accurately sets forth the extended term of the Lease and the new Base Rent and other economic terms, if any. Within ten (10) days after Landlord provides the amendment to Tenant, Tenant shall execute the amendment and deliver the amendment to Landlord. Landlord’s election not to require Tenant to execute an amendment shall not invalidate Tenant’s exercise of the Extension Option.

6. Building Signage. Tenant has previously installed its name on the exterior monument sign at the Premises (the “Building Sign”). During the term of this Lease, Tenant shall continue to have the right to maintain the Building Sign on the following terms and conditions:

(a) Tenant shall maintain the Building Sign in good order and repair, at Tenant’s sole cost and expense;

(b) Any modification of the Building Sign shall be considered to be an “Alteration” within the meaning of Section 12.1 of the Lease, and shall be governed by the provisions thereof. Notwithstanding anything to the contrary contained in Section 12.1, any modification or alteration of the Building Sign shall require Landlord’s prior approval, which may be given or withheld by Landlord in Landlord’s sole discretion;

(c) The Building Sign shall be considered a use of the Premises pursuant to Section 18 of the Lease, and Tenant shall defend and indemnify Landlord to the extent provided in Section 18;

(d) Tenant shall remove the Building Sign and repair any damage to the Building, at Tenant’s sole cost and expense, upon the termination or expiration of the Lease term; and

(e) The insurance purchased by Tenant pursuant to Section 9.1 of the Lease shall apply to the Building Sign.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have respectively executed this Addendum.

LANDLORD:

The Realty Associates Fund XI Portfolio, L.P., a Delaware limited partnership

By:	The Realty Associates Fund XI, L.P.,
a Delaware limited partnership, general partner

	By:	Realty Associates Fund XI, LLC,
a Delaware limited liability company, general partner

By:
Name:
Title:

TENANT:

Intuity Medical, Inc., a Delaware corporation

By:

(print name)

Its:
(print title)

Exhibit 1 to Addendum to Lease

SILICON VALLEY BANK

IRREVOCABLE STANDBY LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _________________

ISSUE DATE: _________________

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CA 95054

BENEFICIARY:

THE REALTY ASSOCIATES FUND XI PORTFOLIO, L.P.

C/O TA REALTY

28 STATE STREET, 10th FLOOR

BOSTON, MASSACHUSETTS 02109

ATTENTION: LEASE ADMINISTRATOR

APPLICANT:

INTUITY MEDICAL, INC.

3500 W. WARREN AVENUE

FREMONT, CA 94538

AMOUNT: US$1,404,268.15 (ONE MILLION FOUR HUNDRED FOUR THOUSAND TWO HUNDRED SIXTY EIGHT AND 15/100 U.S. DOLLARS)

EXPIRATION DATE:, 2021 [ONE YEAR FROM LC ISSUE DATE]

PLACE OF EXPIRATION: ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

LADIES AND GENTLEMEN:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT IN YOUR FAVOR FOR THE ACCOUNT OF THE ABOVE REFERENCED APPLICANT IN THE AGGREGATE AMOUNT OF US$1,404,268.15 WHICH IS AVAILABLE BY PAYMENT OF YOUR DRAFT(S), AT SIGHT, DRAWN ON OURSELVES, WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. YOUR SIGNED STATEMENT STATING AS FOLLOWS:

BENEFICIARY IS ENTITLED TO DRAW UPON THIS LETTER OF CREDIT NO. SVBSF_____.”

OR

“BENEFICIARY HAS RECEIVED A ‘NON-EXTENSION’ NOTICE OF LETTER OF CREDIT NO. SVBSF FROM _______ SILICON VALLEY BANK. APPLICANT HAS FAILED TO EXTEND OR REPLACE THIS LETTER OF CREDIT THIRTY (30) DAYS BEFORE ITS CURRENT EXPIRATION DATE AND BENEFICIARY IS ACCORDINGLY ENTITLED TO DRAW UPON THIS LETTER OF CREDIT.”

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT WRITTEN AMENDMENT FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRY DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO SUCH EXPIRATION DATE, WE SEND YOU A NOTICE IN WRITING AT THE ABOVE ADDRESS BY OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND MAY 31, 2033. UPON RECEIPT BY YOU OF SUCH NOTICE, YOU MAY DRAW HEREUNDER BY PRESENTATION OF YOUR DRAFT AT SIGHT ON US ALONG WITH YOUR SIGNED STATEMENT AS SPECIFIED ABOVE.

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS ARE PERMITTED.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINALS OR COPIES OF ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF / OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING ARE PLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

THIS IRREVOCABLE LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING. THIS UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCE TO ANY DOCUMENT OR CONTRACT REFERRED TO HEREIN.

WE HEREBY AGREE WITH YOU THAT DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS CREDIT SHALL BE DULY HONORED IF PRESENTED TOGETHER WITH DOCUMENT(S) AS SPECIFIED ABOVE, AT OUR OFFICE LOCATED AT SILICON VALLEY BANK, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE ON OR BEFORE THE ABOVE STATED EXPIRY DATE.

DRAFT(S) DRAWN UNDER THIS LETTER OF CREDIT MUST SPECIFICALLY REFERENCE OUR LETTER OF CREDIT NUMBER.

DRAFTS DRAWN IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE HONORED BY US WITHOUT INQUIRY AS OF THE TRUTH OF THE STATEMENTS SET FORTH IN THE DRAW REQUEST AND REGARDLESS OF WHETHER APPLICANT DISPUTES THE CONTENT OR ACCURACY OF SUCH STATEMENTS.

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. SHOULD BENEFICIARY WISH TO MAKE A PRESENTATION UNDER THIS LETTER OF CREDIT ENTIRELY BY FACSIMILE TRANSMISSION IT NEED NOT TRANSMIT THE ORIGINAL OF THIS LETTER OF CREDIT AND AMENDMENTS, IF ANY. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408) 450-5001 OR (408)654-7176, ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST. IN CASE OF FACSIMILE DRAWING, THE ORIGINAL DOCUMENTS ARE NOT REQUIRED FOR PRESENTATION.

WE HEREBY ENGAGE WITH YOU THAT DRAWINGS PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED WITHIN TWO (2) BUSINESS DAYS AFTER OUR RECEIPT OF THE DOCUMENTS AS SPECIFIED ABOVE.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

IF YOU HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CONTACT __________ AT 408-________, ALWAYS QUOTING OUR LETTER OF CREDIT NO. ______.

SILICON VALLEY BANK

[BANK USE] ______________________ [BANK USE]__________________

AUTHORIZED SIGNATURE

EXHIBIT A

FORM OF TRANSFER FORM

DATE:_________________

TO:	SILICON VALLEY BANK 3003 TASMAN DRIVE SANTA CLARA, CA 95054 ATTN: GLOBAL TRADE FINANCE STANDBY LETTERS OF CREDIT	RE: IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____________ ISSUED BY SILICON VALLEY BANK, SANTA CLARA L/C AMOUNT: _______________

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

SINCERELY,	SIGNATURE AUTHENTICATED

The name(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.
(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)	(Name of Bank)

(Address of Bank)

(City, State, ZIP Code)

(Authorized Name and Title)

(Authorized Signature)

(Telephone number)

Exhibit 2 to Addendum to Lease

(Description of Landlord Work)

(a) Certain ceiling tiles in the Premises have been stained due to past roof leaks (the “Stained Ceiling Tiles”), and Landlord shall replace the Stained Ceiling Tiles;

(b) In connection with the fire suppression nitrogen system, Landlord shall: (i) provide and install one nitrogen injected manifold at each riser above the check valve, (ii) install two (2) automatic air release stations per floor per riser, (iii) install one (1) quick exhaust manifold at inspectors test valve per system and (iv) replace the six (6) inch water line that connects both risers; and

(c) Landlord shall complete the following work with respect to the existing inoperable chiller and related equipment:

03 30 00	CONCRETE: Patch concrete wall once all equipment is removed, all penetration from inside of warehouse tank to outside unit on the back side of the building. Includes painting patches.

23 00 00	H.V.A.C.: Remove and dispose of chiller on the back side of the building. Including any plumbing associated with the chiller, lines will be cap at top of warehouse and before entering office and production area. Will remove all plumbing on the outside of the building that goes to chiller and from main water line.

26 00 00	ELECTRICAL: Remove and dispose of any electrical associated with removal of chiller on the outside of the building and back side of warehouse. Conduit that goes from chiller to tank on the back side of the warehouse to the concrete pad outside of the building. disconnect everything to closest J-box.